Exhibit 4.1

Vectren Capital, Corp.

$75,000,000 3.48% Guaranteed Senior Notes, Series A due December 15, 2017
$50,000,000 4.53% Guaranteed Senior Notes, Series B due December 15, 2025

Unconditionally Guaranteed by

Vectren Corporation

Note Purchase Agreement

Dated as of: September 9, 2010

i

SECTION 22.	SUBSTITUTION OF PURCHASER	40

SECTION 23.	MISCELLANEOUS	40
Section 23.1.	Successors and Assigns	40
Section 23.2.	Payments Due on Non Business Days	40
Section 23.3.	Accounting Terms	40
Section 23.4.	Severability	41
Section 23.5.	Construction	41
Section 23.6.	Counterparts	41
Section 23.7.	Governing Law	41
Section 22.8.	Waiver of Jury Trial	41

SCHEDULE A	—	Information Relating to Purchasers
SCHEDULE B	—	Defined Terms
SCHEDULE 5.4	—	Organization and Ownership of Shares of Subsidiaries; Affiliates
SCHEDULE 5.11	—	Licenses, Permits, Etc.
SCHEDULE 5.15	—	Existing Indebtedness; Future Liens
EXHIBIT 1 A	—	Form of 3.48% Guaranteed Senior Notes, Series A due December 15, 2017
EXHIBIT 1 B	—	Form of 4.53% Guaranteed Senior Notes, Series B due December 15, 2025
EXHIBIT 4.4(a)(i)	—	Form of Opinion of Indiana Counsel for the Company and the Guarantor
EXHIBIT 4.4(a)(ii)	—	Form of Opinion of Ohio Counsel for the Company
EXHIBIT 4.4(b)	—	Form of Opinion of Special Counsel for the Purchasers

Vectren Capital, Corp.

One Vectren Square
Evansville, Indiana 47708

$75,000,000 3.48% Guaranteed Senior Notes, Series A due December 15, 2017
$50,000,000 4.53% Guaranteed Senior Notes, Series B due December 15, 2025

Unconditionally Guaranteed by

Vectren Corporation

As of September 9, 2010
To Each of the Purchasers Listed in
the Attached Schedule A:

Ladies and Gentlemen:

Vectren Capital, Corp., an Indiana corporation (the “Company”), and Vectren Corporation, an Indiana corporation (“Vectren” and, together with the Company, the “Obligors”), agree with each of the purchasers whose names appear at the end hereof (each, a “Purchaser” and, collectively, the “Purchasers”) as follows:

Section 1.   Authorization of Notes.

The Company will authorize the issue and sale, in two series, of $125,000,000 aggregate principal amount of its senior notes, of which $75,000,000 aggregate principal amount shall be its 3.48% Guaranteed Senior Notes, Series A due December 15, 2017 (the “Series A Notes”), and $50,000,000 aggregate principal amount shall be its 4.53% Guaranteed Senior Notes, Series B due December 15, 2025 (the “Series B Notes”, and together with the Series A Notes, the “Notes”, such term to include any such notes issued in substitution therefor pursuant to Section 14).  The Series A Notes and the Series B Notes shall be substantially in the forms set out in Exhibits 1-A and 1-B, respectively.  Due and punctual payment of the Guaranteed Obligations (as defined herein) will be unconditionally guaranteed by Vectren (the “Guarantee”) as set forth in this Agreement.  Certain capitalized terms used in this Agreement are defined in Schedule B; references to a “Schedule” or an “Exhibit” are, unless otherwise specified, to a Schedule or an Exhibit attached to this Agreement.

Section 2.   Sale and Purchase of Notes.

Subject to the terms and conditions of this Agreement, the Company will issue and sell to each Purchaser, and each Purchaser will purchase from the Company, at the Closing provided for in Section 3, Notes of the respective series and in the principal amount specified opposite such Purchaser’s name in Schedule A at the purchase price of 100% of the principal amount thereof.  The Purchasers’ obligations hereunder are several and not joint obligations, and no Purchaser

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Vectren Capital, Corp.

shall have any liability to any Person for the performance or non-performance of any obligation by any other Purchaser hereunder.

Section 3.   Closing.

The execution and delivery of the Note Purchase Agreement shall occur at the offices of Chapman and Cutler LLP, 111 W. Monroe Street, Chicago, Illinois 60603 at 10:00 a.m., Chicago time, on September 9, 2010 (the “Execution Date”).  The sale and purchase of the Notes to be purchased by each Purchaser shall occur at the offices of Chapman and Cutler LLP, 111 W. Monroe Street, Chicago, Illinois 60603 at 10:00 a.m., Chicago time, at a closing (the “Closing”) on December 15, 2010 or on such other Business Day thereafter as may be agreed upon by the Company and the Purchasers, but not later than December 23, 2010.  At the Closing the Company will deliver to each Purchaser the Notes to be purchased by such Purchaser in the form of a single Note for each series to be purchased by such Purchaser (or such greater number of Notes in denominations of at least $1,000,000, or any amount in excess thereof which is an integral multiple of $250,000, as such Purchaser may request) dated the date of the Closing and registered in such Purchaser’s name (or in the name of its nominee), against delivery by such Purchaser to the Company or its order of immediately available funds in the amount of the purchase price therefor by wire transfer of immediately available funds for the account of the Company to account number 5800169103 at Bank of America, N.A., New York, New York, ABA No. 026009593. If at the Closing the Company shall fail to tender such Notes to any Purchaser as provided above in this Section 3, or any of the conditions specified in Section 4 shall not have been fulfilled to such Purchaser’s satisfaction, such Purchaser shall, at its election, be relieved of all further obligations under this Agreement, without thereby waiving any rights such Purchaser may have by reason of such failure or such nonfulfillment.

Section 4.   Conditions to Closing.

Each Purchaser’s obligation to purchase and pay for the Notes to be sold to such Purchaser at the Closing is subject to the fulfillment to such Purchaser’s satisfaction, prior to or at the Closing, of the following conditions:

Section 4.1. Representations and Warranties.  The representations and warranties of the Obligors in this Agreement shall be correct when made and at the time of the Closing, except for failures to be so correct which individually or in the aggregate could not reasonably be expected to result in a Material Adverse Effect; provided, however, that representations and warranties containing a Material Adverse Effect or other materiality qualifier shall be correct in all respects.

Section 4.2. Performance; No Default.  Each Obligor shall have performed and complied with all agreements and conditions contained in this Agreement required to be performed or complied with by it prior to or at the Closing and after giving effect to the issue and sale of the Notes (and the application of the proceeds thereof as contemplated by Section 5.14) no Default or Event of Default shall have occurred and be continuing.  Neither the Company nor Vectren (as applicable) shall have entered into any transaction since the date of the Memorandum (as defined herein) that would have been prohibited by Section 10.1, 10.2, 10.5, 10.6, 10.7 or 10.8 hereof had such Sections applied since such date.

Note Purchase Agreement
Vectren Capital, Corp.

Section 4.3. Compliance Certificates.

(a)Officer’s Certificate.  Each Obligor shall have delivered to such Purchaser an Officer’s Certificate, dated the date of the Closing, certifying that the conditions specified in Sections 4.1, 4.2 and 4.9 have been fulfilled.

(b)Secretary’s Certificate.  Each Obligor shall have delivered to such Purchaser a certificate of its Secretary or Assistant Secretary, dated the date of the Closing, certifying as to the resolutions attached thereto and other corporate proceedings relating to the authorization, execution and delivery of this Agreement and the Notes (in the case of the Company) and of this Agreement and the Guarantee (in the case of Vectren).

Section 4.4. Opinions of Counsel.  Such Purchaser shall have received opinions in form and substance satisfactory to such Purchaser, dated the date of the Closing (a) from (i) Barnes & Thornburg LLP, Indiana counsel for the Obligors and (ii) Kegler, Brown, Hill and Ritter, Ohio counsel for the Obligors, or other law firm reasonably acceptable to Purchasers, covering the matters set forth in Exhibits 4.4(a)(i), and (ii), respectively, and covering such other matters incident to the transactions contemplated hereby as such Purchaser or its counsel may reasonably request (and the Obligors hereby instruct their counsel to deliver such opinions to the Purchasers) and (b) from Chapman and Cutler LLP, the Purchasers’ special counsel in connection with such transactions, substantially in the form set forth in Exhibit 4.4(b) and covering such other matters incident to such transactions as such Purchaser may reasonably request.

Section 4.5. Purchase Permitted By Applicable Law, Etc.  On the date of the Closing such Purchaser’s purchase of Notes shall (i) be permitted by the laws and regulations of each jurisdiction to which such Purchaser is subject, without recourse to provisions (such as section 1405(a)(8) of the New York Insurance Law) permitting limited investments by insurance companies without restriction as to the character of the particular investment, (ii) not violate any applicable law or regulation (including, without limitation, Regulation T, U or X of the Board of Governors of the Federal Reserve System) and (iii) not subject such Purchaser to any tax, penalty or liability under or pursuant to any applicable law or regulation, which law or regulation was not in effect on the date hereof.  If requested by such Purchaser, such Purchaser shall have received an Officer’s Certificate from Vectren certifying as to such matters of fact as such Purchaser may reasonably specify to enable such Purchaser to determine whether such purchase is so permitted.

Section 4.6. Sale of Other Notes.  Contemporaneously with the Closing the Company shall sell to each other Purchaser and each other Purchaser shall purchase the Notes to be purchased by it at the Closing as specified in Schedule A.

Section 4.7. Payment of Special Counsel Fees.  Without limiting the provisions of Section 16.1, the Company shall have paid on or before the Closing the fees, charges and disbursements of the Purchasers’ special counsel referred to in Section 4.4 to the extent reflected in a statement of such counsel rendered to the Company at least one Business Day prior to the Closing.

Note Purchase Agreement
Vectren Capital, Corp.

Section 4.8. Private Placement Numbers.  A Private Placement Number issued by Standard & Poor’s CUSIP Service Bureau (in cooperation with the Securities Valuation Office of the National Association of Insurance Commissioners) shall have been obtained for each series of Notes.

Section 4.9. Changes in Corporate Structure.  Neither Obligor shall have changed its jurisdiction of incorporation or been a party to any merger or consolidation or succeeded to all or any substantial part of the liabilities of any other entity, at any time following the date hereof.

Section 4.10. Funding Instructions..  At least three Business Days prior to the date of the Closing, each Purchaser shall have received written instructions signed by a Responsible Officer on letterhead of the Company confirming the information specified in Section 3 including (i) the name and address of the transferee bank, (ii) such transferee bank’s ABA number and (iii) the account name and number into which the purchase price for the Notes is to be deposited.

Section 4.11. Proceedings and Documents.  All corporate and other proceedings in connection with the transactions contemplated by this Agreement and all documents and instruments incident to such transactions shall be reasonably satisfactory to such Purchaser and its special counsel, and such Purchaser and its special counsel shall have received all such counterpart originals or certified or other copies of such documents as such Purchaser or such special counsel may reasonably request.

Section 5.   Representations and Warranties of the Obligors.

Each of the Company and Vectren represents and warrants to each Purchaser (only to the extent applicable to itself and, if specified, its Subsidiaries) as follows as of the date hereof or, if the representation or warranty speaks as of a different date, as of such date:

Section 5.1. Organization; Power and Authority.  Each of the Company and Vectren is a corporation duly organized and validly existing under the laws of its jurisdiction of incorporation, and is duly qualified as a foreign corporation and is in good standing in each jurisdiction in which such qualification is required by law, other than those jurisdictions as to which the failure to be so qualified or in good standing could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  Each of the Company and Vectren has the corporate power and authority to own or hold under lease the properties it purports to own or hold under lease, to transact the business it transacts and proposes to transact, to execute and deliver this Agreement and the Notes (in the case of the Company) and this Agreement and the Guarantee (in the case of Vectren), and to perform the provisions hereof and thereof.

Section 5.2. Authorization, Etc.  This Agreement and the Notes have been duly authorized by all necessary corporate action on the part of the Company, and this Agreement constitutes, and upon execution and delivery thereof each Note will constitute, a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, and this Agreement and the Guarantee have been duly authorized by all necessary corporate action on the part of Vectren and constitute legal, valid and binding obligations of

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Vectren Capital, Corp.

Vectren enforceable against Vectren in accordance with their respective terms, except, in each case, as such enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

Section 5.3. Disclosure.  The Company and Vectren, through their agent, J.P. Morgan Securities Inc., have delivered to each Purchaser a copy of a Private Placement Memorandum, dated July 2010 (including the SEC Reports incorporated by reference therein, the “Memorandum”), relating to the transactions contemplated hereby.  The Memorandum fairly describes, in all material respects, the general nature of the business and principal properties of the Company, Vectren and the Restricted Subsidiaries.  This Agreement, the Memorandum (including the SEC Reports and the financial statements included therein) and the documents, certificates or other writings delivered to the Purchasers by or on behalf of the Company or Vectren, as applicable, in connection with the transactions contemplated hereby (this Agreement, the Memorandum and such documents, certificates or other writings delivered to each Purchaser being referred to, collectively, as the “Disclosure Documents”), taken as a whole, do not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein not misleading in light of the circumstances under which they were made.  Except as disclosed in the Disclosure Documents delivered to the Purchasers on or prior to the date of this Agreement, since December 31, 2009, there has been no change in the financial condition, operations, business, properties or prospects of the Company, Vectren or any Restricted Subsidiary except changes that individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect.  There is no fact known to the Company or Vectren that would reasonably be expected to have a Material Adverse Effect that has not been set forth herein or in the Disclosure Documents.

Section 5.4. Organization and Ownership of Shares of Subsidiaries; Affiliates.  (a) Schedule 5.4 contains (except as noted therein) complete and correct lists of (i) Vectren’s Subsidiaries, showing, as to each Subsidiary, the correct name thereof, the jurisdiction of its organization, and the percentage of shares of each class of its capital stock or similar equity interests outstanding owned by Vectren and each other Subsidiary and whether such Subsidiary is a Restricted Subsidiary or an Unrestricted Subsidiary, (ii) Vectren’s Affiliates, other than Subsidiaries, and (iii) Vectren’s directors and senior officers.

(b)All of the outstanding shares of capital stock or similar equity interests of each Subsidiary shown in Schedule 5.4 as being owned by Vectren and its Subsidiaries have been validly issued, are fully paid and nonassessable and are owned by Vectren or another Subsidiary free and clear of any Lien (except as otherwise disclosed in Schedule 5.4).

(c)Each Subsidiary identified in Schedule 5.4 is a corporation or other legal entity duly organized, validly existing and in good standing (to the extent applicable) under the laws of its jurisdiction of organization, and is duly qualified as a foreign corporation or other legal entity and is in good standing in each jurisdiction in which such qualification is required by law, other than those jurisdictions as to which the failure to be so qualified or in good standing could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  Each

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Vectren Capital, Corp.

such Subsidiary has the corporate or other power and authority to own or hold under lease the properties it purports to own or hold under lease and to transact the business it transacts and proposes to transact.

(d)No Subsidiary is a party to, or otherwise subject to any legal, regulatory, contractual, or other restriction (other than the agreements listed on Schedule 5.4 and customary limitations imposed by corporate law and fraudulent conveyance statutes or similar statutes and applicable restrictions contained in section 305(a) of the Federal Power Act, as amended), restricting the ability of such Subsidiary to pay dividends out of profits or make any other similar distributions of profits to Vectren or any of its Subsidiaries that owns outstanding shares of capital stock or similar equity interests of such Subsidiary.

Section 5.5. Financial Statements.  Vectren has delivered to each Purchaser copies of the audited financial statements of Vectren for the years ended December 31, 2005 through December 31, 2009, inclusive.  All of said financial statements and all of the financial statements included in the SEC Reports (including in each case the related schedules and notes) fairly present in all material respects the consolidated financial position of Vectren and its Subsidiaries as of the respective dates specified in such financial statements and the consolidated results of their operations and cash flows for the respective periods so specified and have been prepared in accordance with U.S. GAAP consistently applied throughout the periods involved except as set forth in the notes thereto (subject, in the case of any interim financial statements, to normal year-end adjustments).  Vectren and its Subsidiaries do not have any Material liabilities that are not disclosed on such audited or unaudited financial statements included in the SEC Reports or otherwise disclosed in the Disclosure Documents.

Section 5.6. Compliance with Laws, Other Instruments, Etc.  The execution, delivery and performance by the Company of this Agreement and the Notes and by Vectren of this Agreement and the Guarantee will not (i) contravene, result in any breach of, or constitute a default under, or result in the creation of any Lien in respect of any property of the Company or Vectren, as the case may be, or any Subsidiary, under any indenture, mortgage, deed of trust, loan, purchase or credit agreement, lease, corporate charter or by-laws, or any other agreement or instrument to which the Company, Vectren or any Subsidiary is bound or by which the Company, Vectren or any Subsidiary or any of their respective properties may be bound or affected, (ii) conflict with or result in a breach of any of the terms, conditions or provisions of any order, judgment, decree, or ruling of any court, arbitrator or Governmental Authority applicable to the Company, Vectren or any Subsidiary or (iii) violate any provision of any statute or other rule or regulation of any Governmental Authority applicable to the Company, Vectren or any Subsidiary (including, without limitation, PUHCA or the Federal Power Act, as amended).

Section 5.7. Governmental Authorizations, Etc.  No consent, approval or authorization of, or registration, filing or declaration with, any Governmental Authority is required in connection with the execution, delivery or performance by the Company of this Agreement or the Notes or by Vectren of this Agreement or the Guarantee (including, without limitation, any thereof under PUHCA, the Natural Gas Act or the Federal Power Act, each as amended).

Note Purchase Agreement
Vectren Capital, Corp.

Section 5.8. Litigation; Observance of Agreements, Statutes and Orders.  (a) There are no actions, suits, investigations or proceedings pending or, to the knowledge of the Company or Vectren, threatened against or affecting the Company, Vectren or any Restricted Subsidiary or any property of the Company, Vectren or any Restricted Subsidiary in any court or before any arbitrator of any kind or before or by any Governmental Authority that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

(b)None of the Company, Vectren or any Restricted Subsidiary is in default under any term of any agreement or instrument to which it is a party or by which it is bound, or any order, judgment, decree or ruling of any court, arbitrator or Governmental Authority or is in violation of any applicable law, ordinance, rule or regulation (including without limitation Environmental Laws or the USA Patriot Act) of any Governmental Authority, which default or violation, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

Section 5.9. Taxes.  Vectren and each Subsidiary have filed all tax returns that are required to have been filed in any jurisdiction, and have paid all taxes shown to be due and payable on such returns and all other taxes and assessments levied upon them or their properties, assets, income or franchises, to the extent such taxes and assessments have become due and payable and before they have become delinquent, except for any taxes and assessments (i) the amount of which is not individually or in the aggregate Material or (ii) the amount, applicability or validity of which is currently being contested in good faith by appropriate proceedings and with respect to which Vectren or a Subsidiary, as the case may be, has established adequate reserves in accordance with U.S. GAAP.  Vectren does not know of any basis for any other tax or assessment that would have a Material Adverse Effect.  The charges, accruals and reserves on the books of Vectren and its Subsidiaries in respect of taxes for all fiscal periods are adequate. The Internal Revenue Service (IRS) has conducted examinations of Vectren’s U.S. federal income tax returns for tax years through December 31, 2005.  The State of Indiana, Vectren’s primary state tax jurisdiction, has conducted examinations of state income tax returns for tax years through December 31, 2007. The statutes of limitations for assessment of federal and Indiana income tax have expired with respect to tax years through 2002.

Section 5.10. Title to Property; Leases.  Vectren and each Restricted Subsidiary have good and sufficient title to their respective properties that individually or in the aggregate are Material, including all such properties reflected in the most recent audited balance sheets referred to in Section 5.5 or purported to have been acquired by Vectren or any Restricted Subsidiary after said date (except as sold or otherwise disposed of in the ordinary course of business), in each case free and clear of Liens prohibited by this Agreement.  All leases that Vectren or any Restricted Subsidiary is party to as lessee and that individually or in the aggregate are Material are valid and subsisting and are in full force and effect in all material respects.

Section 5.11. Licenses, Permits, Etc.  Except as disclosed in Schedule 5.11, (a) Vectren and each Restricted Subsidiary own or possess all licenses, permits, franchises, authorizations, patents, copyrights, proprietary software, service marks, trademarks and trade names, or rights thereto, that individually or in the aggregate are Material, without known conflict with the rights of others;

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Vectren Capital, Corp.

(b)to the best knowledge of Vectren, no product or service of Vectren or any Restricted Subsidiary infringes in any material respect any license, permit, franchise, authorization, patent, copyright, proprietary software, service mark, trademark, trade name or other right owned by any other Person; and

(c)to the best knowledge of Vectren, there is no Material violation by any Person of any right of Vectren or any Restricted Subsidiary with respect to any patent, copyright, proprietary software, service mark, trademark, trade name or other right owned or used by Vectren or any Restricted Subsidiary.

Section 5.12. Compliance with ERISA.  (a) Vectren and each ERISA Affiliate have operated and administered each Plan in compliance with all applicable laws except for such instances of noncompliance as have not resulted in and could not reasonably be expected to result in a Material Adverse Effect.  Neither Vectren nor any ERISA Affiliate has incurred any liability pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans (as defined in section 3 of ERISA), and no event, transaction or condition has occurred or exists that could reasonably be expected to result in the incurrence of any such liability by Vectren or any ERISA Affiliate, or in the imposition of any Lien on any of the rights, properties or assets of Vectren or any ERISA Affiliate, in either case pursuant to Title I or IV of ERISA or to such penalty or excise tax provisions or to section 436 or 430 of the Code or section 4068 of ERISA, other than such liabilities or Liens as would not be individually or in the aggregate Material.

(b)The present value of the aggregate benefit liabilities under each of the Plans (other than Multiemployer Plans), determined as of the end of such Plan’s most recently ended plan year on the basis of the assumptions used in preparing the audited financial statements included in Vectren’s Form 10-K for the fiscal year ending December 31, 2009, did not exceed the aggregate current value of the assets of such Plan allocable to such benefit liabilities by more than $100,000,000.  The term “benefit liabilities” has the meaning specified in section 4001 of ERISA and the terms “current value” and “present value” have the meaning specified in section 3 of ERISA.

(c)Vectren and its ERISA Affiliates have not incurred withdrawal liabilities (and are not subject to contingent withdrawal liabilities) under section 4201 or 4204 of ERISA in respect of Multiemployer Plans that individually or in the aggregate are Material.

(d)The expected postretirement benefit obligation (determined as of the last day of Vectren’s most recently ended fiscal year in accordance with Financial Accounting Standards Board Statement No. 106, without regard to liabilities attributable to continuation coverage mandated by section 4980B of the Code) of Vectren and its Subsidiaries is not in an amount which could reasonably be expected to result in a Material Adverse Effect.

(e)The execution and delivery of this Agreement and the issuance and sale of the Notes hereunder will not involve any transaction that is subject to the prohibitions of section 406 of ERISA or in connection with which a tax could be imposed pursuant to section 4975(c)(1)(A)-(D) of the Code.  The representation by Vectren to each Purchaser in the

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Vectren Capital, Corp.

first sentence of this Section 5.12(e) is made in reliance upon and subject to the accuracy of such Purchaser’s representation in Section 6.2 as to the sources of the funds used to pay the purchase price of the Notes to be purchased by such Purchaser.

Section 5.13. Private Offering by the Company.  Neither the Company nor anyone acting on its behalf has offered the Notes or any similar securities for sale to, or solicited any offer to buy any of the same from, or otherwise approached or negotiated in respect thereof with, any Person other than the Purchasers and not more than __ other Institutional Investors, each of which has been offered the Notes at a private sale for investment.  Neither the Company nor anyone acting on its behalf has taken, or will take, any action that would subject the issuance or sale of the Notes to the registration requirements of section 5 of the Securities Act or to the registration requirements of any securities or blue sky laws of any applicable jurisdiction.

Section 5.14. Use of Proceeds; Margin Regulations.  The Company will apply the proceeds of the sale of the Notes to repay certain existing indebtedness of the Company and for general corporate purposes.  No part of the proceeds from the sale of the Notes hereunder will be used, directly or indirectly, for the purpose of buying or carrying any margin stock within the meaning of Regulation U of the Board of Governors of the Federal Reserve System (12 CFR 221), or for the purpose of buying or carrying or trading in any securities under such circumstances as to involve the Company in a violation of Regulation X of said Board (12 CFR 224) or to involve any broker or dealer in a violation of Regulation T of said Board (12 CFR 220).  Margin stock does not constitute more than 10% of the value of the consolidated assets of Vectren and its Subsidiaries and Vectren does not have any present intention that margin stock will constitute more than 10% of the value of such assets.  As used in this Section, the terms “margin stock” and “purpose of buying or carrying” shall have the meanings assigned to them in said Regulation U.

Section 5.15. Existing Indebtedness; Future Liens.  (a) Schedule 5.15 sets forth a complete and correct list of all outstanding Indebtedness of Vectren and its Restricted Subsidiaries as of June 30, 2010 (including a description of the obligors and obligees, principal amount outstanding and collateral therefor, if any, and Guaranty thereof, if any).  Since June 30, 2010 there has been no Material change in the amounts, interest rates, sinking funds, installment payments or maturities of the Indebtedness of Vectren or its Restricted Subsidiaries, except as disclosed in Schedule 5.15 and except for amounts that may be borrowed under the Bank Credit Agreement and the VUHI Credit Agreement between the Execution Date and the Closing Date.  None of the Company, Vectren or any Restricted Subsidiary is in default, and no waiver of default is currently in effect, in the payment of any principal or interest on any Indebtedness of the Company, Vectren or such Restricted Subsidiary and no event or condition exists with respect to any Indebtedness of the Company, Vectren or any Restricted Subsidiary that would permit (or that with notice or the lapse of time, or both, would permit) one or more Persons to cause such Indebtedness to become due and payable before its stated maturity or before its regularly scheduled dates of payment.

(b)Except as disclosed in Schedule 5.15, none of the Company, Vectren or any Restricted Subsidiary has agreed or consented to cause or permit in the future (upon the

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happening of a contingency or otherwise) any of its property, whether now owned or hereafter acquired, to be subject to a Lien not permitted by Section 10.5.

(c)Neither the Company, Vectren nor any Subsidiary is a party to, or otherwise subject to any provision contained in, any instrument evidencing Indebtedness of the Company, Vectren or such Subsidiary, as applicable, any agreement relating thereto or any other agreement (including, but not limited to, its charter or other organizational document) which limits the amount of, or otherwise imposes restrictions on the incurring of, Indebtedness of the Company or Vectren, as applicable, except as specifically indicated in Schedule 5.15.

Section 5.16. Foreign Assets Control Regulations and Foreign or Enemy Status.  (a) Neither the sale of the Notes by the Company hereunder nor the Company’s use of the proceeds thereof nor the issuance by Vectren of the Guarantee will violate the Trading with the Enemy Act, as amended, or any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto.

(b)None of the Company, Vectren or any Subsidiary (i) is a Person described or designated in the Specially Designated Nationals and Blocked Persons List of the Office of Foreign Assets Control or in section 1 of the Anti-Terrorism Order or (ii) engages in any dealings or transactions with any such Person.  The Company, Vectren and its Subsidiaries are in compliance, in all material respects, with the USA Patriot Act.

(c)No part of the proceeds from the sale of the Notes hereunder will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended, assuming in all cases that such Act applies to the Company and Vectren and its Subsidiaries.

Section 5.17. Status under Certain Statutes.  Neither Vectren nor any Subsidiary is subject to regulation under the Investment Company Act of 1940, as amended, the ICC Termination Act of 1995, as amended, or the Federal Power Act, as amended, other than Southern Indiana Gas and Electric Company which is subject to regulation under the Federal Power Act.  Each of Vectren and Vectren Utility Holdings, a wholly-owned subsidiary of Vectren, is a “holding company” and a “service company” within the meaning of the Energy Policy Act of 2005, and the Public Utility Holding Company Act of 2005 enacted therein, but they, by operation of law, obtained a waiver of the Federal Energy Regulatory Commission’s accounting, reporting and record retention requirements under the Public Utility Holding Company Act of 2005 on the ground that they constitute a single-state holding company system, as defined in 18 C.F.R. 366.3(c)(1)(2009).

Section 5.18. Environmental Matters.  (a) Neither Vectren nor any Restricted Subsidiary has knowledge of any claim or has received any notice of any claim, and no proceeding has been instituted raising any claim against Vectren or any Restricted Subsidiary or any of their respective real properties now or formerly owned, leased or operated by any of them or other

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Vectren Capital, Corp.

assets, alleging any damage to the environment or violation of any Environmental Laws, except, in each case, such as could not reasonably be expected to result in a Material Adverse Effect.

(b)Neither Vectren nor any Restricted Subsidiary has knowledge of any facts which would give rise to any claim, public or private, of violation of Environmental Laws or damage to the environment emanating from, occurring on or in any way related to real properties now or formerly owned, leased or operated by any of them or to other assets or their use, except, in each case, such as could not reasonably be expected to result in a Material Adverse Effect;

(c)Neither Vectren nor any Restricted Subsidiary has stored any Hazardous Materials on real properties now or formerly owned, leased or operated by any of them and has not disposed of any Hazardous Materials in a manner contrary to any Environmental Laws in each case in any manner that could reasonably be expected to result in a Material Adverse Effect; and

(d)All buildings on all real properties now owned, leased or operated by Vectren or any Subsidiary are in compliance with applicable Environmental Laws, except where failure to comply could not reasonably be expected to result in a Material Adverse Effect.

Section 5.19. Ranking.  All liabilities of the Company under the Notes constitute direct, unconditional and general obligations of the Company and rank in right of payment either pari passu with or senior to all other unsecured Indebtedness of the Company.  All liabilities of Vectren under the Guarantee constitute direct, unconditional and general obligations of Vectren and rank in right of payment either pari passu with or senior to all other unsecured Indebtedness of Vectren.

Section 6.   Representations of the Purchaser.

Section 6.1. Purchase for Investment.  Each Purchaser severally represents that it is purchasing the Notes for its own account or for one or more separate accounts maintained by such Purchaser or for the account of one or more pension or trust funds and not with a view to the distribution thereof, provided that the disposition of such Purchaser’s or their property shall at all times be within such Purchaser’s or their control.  Each Purchaser understands that the Notes have not been registered under the Securities Act and may be resold only if registered pursuant to the provisions of the Securities Act or if an exemption from registration is available, except under circumstances where neither such registration nor such an exemption is required by law, and that neither Obligor is required to register the Notes.

Section 6.2. Source of Funds.  Each Purchaser severally represents that at least one of the following statements is an accurate representation as to each source of funds (a “Source”) to be used by such Purchaser to pay the purchase price of the Notes to be purchased by such Purchaser hereunder:

(a)the Source is an “insurance company general account” (as the term is defined in the United States Department of Labor’s Prohibited Transaction Exemption (“PTE”) 95-60 (issued July 12, 1995)) in respect of which the reserves and liabilities (as defined by the annual statement for life insurance companies approved by the National

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Vectren Capital, Corp.

Association of Insurance Commissioners (the “NAIC Annual Statement”)) for the general account contract(s) held by or on behalf of any employee benefit plan together with the amount of the reserves and liabilities for the general account contract(s) held by or on behalf of any other employee benefit plans maintained by the same employer (or affiliate thereof as defined in PTE 95-60) or by the same employee organization in the general account do not exceed 10% of the total reserves and liabilities of the general account (exclusive of separate account liabilities) plus surplus as set forth in the NAIC Annual Statement filed with such Purchaser’s state of domicile; or

(b)the Source is a separate account that is maintained solely in connection with such Purchaser’s fixed contractual obligations under which the amounts payable, or credited, to any employee benefit plan (or its related trust) that has any interest in such separate account (or to any participant or beneficiary of such plan (including any annuitant)) are not affected in any manner by the investment performance of the separate account; or

(c)the Source is either (i) an insurance company pooled separate account, within the meaning of PTE 90-1 or (ii) a bank collective investment fund, within the meaning of the PTE 91-38 and, except as disclosed by such Purchaser to the Company in writing pursuant to this clause (c), no employee benefit plan or group of plans maintained by the same employer or employee organization beneficially owns more than 10% of all assets allocated to such pooled separate account or collective investment fund; or

(d)the Source constitutes assets of an “investment fund” (within the meaning of Part V of PTE 84-14 (the “QPAM Exemption”)) managed by a “qualified professional asset manager” or “QPAM” (within the meaning of Part V of the QPAM Exemption), no employee benefit plan’s assets that are included in such investment fund, when combined with the assets of all other employee benefit plans established or maintained by the same employer or by an affiliate (within the meaning of section V(c)(1) of the QPAM Exemption) of such employer or by the same employee organization and managed by such QPAM, exceed 20% of the total client assets managed by such QPAM, the conditions of Part I(c) and (g) of the QPAM Exemption are satisfied, as of the last day of its most recent calendar quarter, the QPAM does not own a 10% or more interest in the Company and no person controlling or controlled by the QPAM (applying the definition of ÒcontrolÓ in section V(e) of the QPAM Exemption) owns a 20% or more interest in the Company (or less than 20% but greater than 10%, if such person exercises control over the management or policies of the Company by reason of its ownership interest) and (i) the identity of such QPAM and (ii) the names of all employee benefit plans whose assets are included in such investment fund have been disclosed to the Company in writing pursuant to this clause (d); or

(e)the Source constitutes assets of a “plan(s)” (within the meaning of section IV of PTE 96-23 (the “INHAM Exemption”)) managed by an “in-house asset manager” or “INHAM” (within the meaning of Part IV of the INHAM Exemption), the conditions of Part I(a), (g) and (h) of the INHAM Exemption are satisfied, neither the INHAM nor a person controlling or controlled by the INHAM (applying the definition of

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Vectren Capital, Corp.

“control” in section IV(d) of the INHAM Exemption) owns a 5% or more interest in the Company and (i) the identity of such INHAM and (ii) the name(s) of the employee benefit plan(s) whose assets constitute the Source have been disclosed to the Company in writing pursuant to this clause (e); or

(f)the Source is a governmental plan; or

(g)the Source is one or more employee benefit plans, or a separate account or trust fund comprised of one or more employee benefit plans, each of which has been identified to the Company in writing pursuant to this clause (g); or

(h)the Source does not include assets of any employee benefit plan, other than a plan exempt from the coverage of ERISA.

As used in this Section 6.2, the terms “employee benefit plan”, “governmental plan”, “party in interest” and “separate account” shall have the respective meanings assigned to such terms in section 3 of ERISA.

Section 7.   Information.

Section 7.1. Financial and Business Information.  Each of the Company and Vectren, as applicable, shall deliver to each Holder of Notes:

(a)Quarterly Statements — within 60 days after the end of each quarterly fiscal period in each fiscal year of Vectren and its Subsidiaries (other than the last quarterly fiscal period of each such fiscal year), as the case may be, duplicate copies of,

(i)a consolidated unaudited balance sheet of Vectren and its Subsidiaries (if any) as at the end of such quarter, and

(ii)consolidated statements of income, retained earnings and cash flows (and, in the case of Vectren, common shareholders’ equity) of Vectren and its Subsidiaries (if any), for such quarter and (in the case of the second and third quarters) for the portion of the fiscal year ending with such quarter, setting forth in each case in comparative form the figures for the corresponding periods in the previous fiscal year, all in reasonable detail, prepared in accordance with U.S. GAAP applicable to quarterly financial statements generally, and certified by Vectren’s  Chief Financial Officer or Treasurer as fairly presenting, in all material respects, the financial position of the companies being reported on and their results of operations and cash flows (and, in the case of Vectren, common shareholders’ equity), subject to changes resulting from year-end adjustments, provided that delivery within the time period specified above of copies of Vectren’s Quarterly Report on Form 10-Q prepared in compliance with the requirements therefor and filed with the Securities and Exchange Commission shall be deemed to satisfy the requirements of this Section 7.1(a).  The documents required pursuant to this Section 7.1(a) may be delivered electronically and, if so delivered, shall

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be deemed to have been delivered on the date on which Vectren posts such documents, or provides a link thereto, on EDGAR or a similar service or on its Website at http://www.vectren.com; provided that (x) upon request of any Holder, Vectren shall deliver paper copies of such documents to the Holder (until a written request to cease delivering paper copies is given by the Holder) and (y) Vectren shall notify (which may be by facsimile or electronic mail) each Holder of the posting of any documents;

(b)Annual Statements — within 120 days after the end of each fiscal year of Vectren, duplicate copies of,

(i)a consolidated balance sheet of Vectren and its Subsidiaries (if any), as at the end of such year, and

(ii)consolidated statements of income, retained earnings and cash flows (and, in the case of Vectren, common shareholders’ equity) of Vectren and its Subsidiaries (if any), for such year,

setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail, prepared in accordance with U.S. GAAP, and accompanied by an opinion thereon of independent registered public accountants of recognized national standing, which opinion shall state that such financial statements present fairly, in all material respects, the financial position of the companies being reported upon and their results of operations and cash flows (and, in the case of Vectren, common shareholders’ equity) and have been prepared in conformity with U.S. GAAP, and that the examination of such accountants in connection with such financial statements has been made in accordance with generally accepted auditing standards, and that such audit provides a reasonable basis for such opinion in the circumstances. The delivery within the time period specified above of Vectren’s Annual Report on Form 10-K for such fiscal year (together with Vectren’s annual report to shareholders, if any, prepared pursuant to Rule 14a-3 under the Exchange Act) prepared in accordance with the requirements therefor and filed with the Securities and Exchange Commission shall be deemed to satisfy the requirements of this Section 7.1(b).  The documents required pursuant to this Section 7.1(b) may be delivered electronically and, if so delivered, shall be deemed to have been delivered on the date on which Vectren posts such documents, or provides a link thereto, on EDGAR or a similar service or on its Website at http://www.vectren.com; provided that (x) upon request of any Holder, Vectren shall deliver paper copies of such documents to the Holder (until a written request to cease delivering paper copies is given by the Holder) and (y) Vectren shall notify (which may be by facsimile or electronic mail) each Holder of the posting of any documents;

(c)Unrestricted Subsidiaries — In the event that one or more Unrestricted Subsidiaries shall (i) own more than 10% of the total consolidated assets of Vectren and its Subsidiaries determined as of the end of each fiscal quarter in accordance with U.S. GAAP, and (ii) account for more than 10% of the consolidated total revenues of Vectren and its Subsidiaries determined as of the end of each fiscal quarter for the four (4) consecutive fiscal periods then ended in accordance with U.S. GAAP, then, within the

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respective periods provided in Section 7.1(a) and (b) above, Vectren shall deliver to each Holder of Notes that is an Institutional Investor, unaudited financial statements of the character and for the dates and periods as in said Sections 7.1(a) and (b) covering such group of Unrestricted Subsidiaries (on a consolidated basis), together with a consolidating statement reflecting eliminations or adjustments required to reconcile the financial statements of such group of Unrestricted Subsidiaries to the financial statements delivered pursuant to Sections 7.1(a) and (b);

(d)Compliance Certificate — together with the financial statements required under Sections 7.1(a) and (b), a compliance certificate, signed by its Chief Financial Officer or Treasurer, showing the calculations necessary to determine compliance with Sections 10.5, 10.6, 10.7 and 10.8 of this Agreement;

(e)SEC and Other Reports — promptly upon the filing thereof, one copy of (i) each financial statement, report, notice or proxy statement sent by Vectren or any Subsidiary to public securities holders generally, and (ii) each regular or periodic report, each registration statement (without exhibits except as expressly requested by such Holder), except for registration statements relating to employee benefit plans or dividend reinvestment plans, and each prospectus and all amendments thereto filed by Vectren or any Subsidiary with the Securities and Exchange Commission.  The documents required pursuant to this Section 7.1(e) may be delivered electronically and, if so delivered, shall be deemed to have been delivered on the date on which Vectren posts such documents, or provides a link thereto, on EDGAR or a similar service or on its Website at http://www.vectren.com; provided that (x) upon request of any Holder, Vectren shall deliver paper copies of such documents to the Holder (until a written request to cease delivering paper copies is given by the Holder) and (y) Vectren shall notify (which may be by facsimile or electronic mail) each Holder of the posting of any documents;

(f)Notice of Default or Event of Default -- promptly, and in any event within ten Business Days after a Responsible Officer becoming aware of the existence of any Default or Event of Default which could reasonably be expected to have a Material Adverse Effect, written notice specifying the nature and period of existence thereof;

(g)ERISA Matters — promptly, and in any event within ten Business Days after a Responsible Officer becoming aware that a Reportable Event has occurred with respect to any Plan, a written notice, signed by the Chief Financial Officer or Treasurer of Vectren, setting forth the nature thereof and the action, if any, that Vectren proposes to take with respect thereto;

(h)Notices from Governmental Authority — promptly, and in any event within 30 Business Days of receipt thereof, copies of (a) any notice or claim to the effect that Vectren or any of its Subsidiaries is or may be liable to any Person as a result of the release by Vectren, any of its Subsidiaries, or any other Person of any Hazardous Material into the environment, and (b) any notice alleging any violation of any Environmental Law by Vectren or any of its Subsidiaries, which, in either case, could reasonably be expected to have a Material Adverse Effect; and

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(i)Requested Information — with reasonable promptness, such other data and information relating to the business, operations, affairs, financial condition, assets or properties of the Company, Vectren or any Subsidiary or relating to the ability of the Obligors to perform their respective obligations hereunder and under the Notes and the Guarantee as from time to time may be reasonably requested by any such Holder of Notes.

Section 7.2. Officer’s Certificate.  Each set of financial statements delivered to a Holder of Notes pursuant to Section 7.1(a) or Section 7.1(b) hereof shall be accompanied by a certificate of the Chief Financial Officer or Treasurer of Vectren setting forth a statement that such officer has reviewed the relevant terms hereof and has made, or caused to be made, under his or her supervision, a review of the transactions and conditions of the Company or of Vectren and its Subsidiaries, as the case may be, from the beginning of the quarterly or annual period covered by the statements then being furnished to the date of the certificate and that such review shall not have disclosed the existence during such period of any condition or event that constitutes a Default or an Event of Default or, if any such condition or event existed or exists (including, without limitation, any such event or condition resulting from the failure of the Company, Vectren or any Subsidiary to comply with any Environmental Law), specifying the nature and period of existence thereof.

Section 7.3. Inspection.  The Company and Vectren shall permit the representatives of each Holder of Notes that is an Institutional Investor:

(a)No Default — if no Default or Event of Default then exists, at the expense of such Holder and upon reasonable prior notice to Vectren to visit the principal executive office of Vectren, to discuss the affairs, finances and accounts of Vectren and the Company and their Subsidiaries with Vectren’s officers, and (with the consent of Vectren or the Company, as the case may be, which consent will not be unreasonably withheld) to visit the other offices and properties of Vectren and its Subsidiaries, all at such reasonable times and as often as may be reasonably requested in writing; and

(b)Default — if a Default or Event of Default then exists, at the expense of Vectren, to visit and inspect any of the offices or properties of Vectren, the Company or any of their respective Subsidiaries, to examine all their respective books of account, records, reports and other papers, to make copies and extracts therefrom, and to discuss their respective affairs, finances and accounts with their respective officers, all at such times and as often as may be requested.

Section 7.4. Information Required by Rule 144A.  The Company will, upon the request of the Holder of any Note, provide such Holder, and any qualified institutional buyer designated by such Holder, such financial and other information as such Holder may reasonably determine to be necessary in order to permit compliance with the information requirements of Rule 144A under the Securities Act in connection with the resale of Notes, except at such times as the Company is subject to the reporting requirements of sections 13 or 15(d) of the Exchange Act.  For the purpose of this Section 7.4, the term “qualified institutional buyer” shall have the meaning specified in Rule 144A under the Securities Act.

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Vectren Capital, Corp.

Section 8.   Prepayment of the Notes.

Section 8.1. Maturity.  As provided therein, the entire unpaid principal amount of the Series A Notes and the Series B Notes shall be due and payable on December 15, 2017 and December 15, 2025, respectively.

Section 8.2. Optional Prepayments with Make-Whole Amount.  The Company may, at its option, upon notice as provided below, prepay at any time all, or from time to time any part of, any series of the Notes, in an amount not less than 5% of the aggregate principal amount of the Notes then outstanding in the case of a partial prepayment (or such lesser amount as shall be required to effect a partial prepayment resulting from an offer of prepayment pursuant to Section 10.6), at 100% of the principal amount so prepaid, and the Make-Whole Amount determined for the prepayment date with respect to such principal amount.  The Company will give each Holder of Notes written notice of each optional prepayment under this Section 8.2 not less than 30 days and not more than 60 days prior to the date fixed for such prepayment.  Each such notice shall specify such date (which shall be a Business Day), the aggregate principal amount of the Notes of such series to be prepaid on such date, the principal amount of each Note held by such Holder to be prepaid (determined in accordance with Section 8.3), and the interest to be paid on the prepayment date with respect to such principal amount being prepaid, and shall be accompanied by a certificate of a Senior Financial Officer as to the estimated applicable Make-Whole Amounts due in connection with such prepayment (calculated as if the date of such notice were the date of the prepayment), setting forth the details of such computation.  Two Business Days prior to such prepayment, the Company shall deliver to each Holder of Notes a certificate of a Senior Financial Officer specifying the calculation of such Make-Whole Amounts as of the specified prepayment date.

Section 8.3. Allocation of Certain Partial Prepayments.  In the case of each partial prepayment of any series of the Notes pursuant to Section 8.2, the principal amount of the Notes to be prepaid shall be allocated among all of the Notes (of such series) at the time outstanding in proportion, as nearly as practicable, to the respective unpaid principal amounts thereof not theretofore called for prepayment.

Section 8.4. Maturity; Surrender, Etc.  In the case of each prepayment of Notes pursuant to this Section 8, the principal amount of each Note to be prepaid shall mature and become due and payable on the date fixed for such prepayment (which shall be a Business Day), together with interest on such principal amount accrued to such date and the applicable Make-Whole Amount, if any.  From and after such date, unless the Company shall fail to pay such principal amount when so due and payable, together with the interest and Make-Whole Amount, if any, as aforesaid, interest on such principal amount shall cease to accrue.  Any Note paid or prepaid in full shall be surrendered to the Company and cancelled and shall not be reissued, and no Note shall be issued in lieu of any prepaid principal amount of any Note.

Section 8.5. Purchase of Notes.  Neither Obligor will nor will either Obligor permit any Affiliate to purchase, redeem, prepay or otherwise acquire, directly or indirectly, any of the outstanding Notes except upon the payment or prepayment of the Notes in accordance with the terms of this Agreement and the Notes.  The Company will promptly cancel all Notes acquired

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Vectren Capital, Corp.

by either Obligor or any such Affiliate pursuant to any payment or prepayment of Notes pursuant to any provision of this Agreement and no Notes may be issued in substitution or exchange for any such Notes.

Section 8.6. Make-Whole Amount.  The term “Make-Whole Amount” means, with respect to any Note, an amount equal to the excess, if any, of the Discounted Value of the Remaining Scheduled Payments with respect to the Called Principal of such Note over the amount of such Called Principal, provided that the Make-Whole Amount may in no event be less than zero.  For the purposes of determining the Make-Whole Amount, the following terms have the following meanings:

“Called Principal” means, with respect to any Note, the principal of such Note that is to be prepaid pursuant to Section 8.2 or has become or is declared to be immediately due and payable pursuant to Section 13.1, as the context requires.

“Discounted Value” means, with respect to the Called Principal of any Note, the amount obtained by discounting all Remaining Scheduled Payments with respect to such Called Principal from their respective scheduled due dates to the Settlement Date with respect to such Called Principal, in accordance with accepted financial practice and at a discount factor (applied on the same periodic basis as that on which interest on the Notes is payable) equal to the Reinvestment Yield with respect to such Called Principal.

“Reinvestment Yield” means, 0.50% plus the yield to maturity calculated by using (i) the yields reported, as of 10:00 A.M. (New York City time) on the second Business Day preceding the Settlement Date on screen “PX-1” on the Bloomberg Financial Market Service (or such other display as may replace Page PX1) on Bloomberg for the most recently issued actively traded on the run U.S. Treasury securities having a maturity equal to the Remaining Average Life of such Called Principal as of such Settlement Date, or (ii) if such yields are not reported as of such time or the yields reported as of such time are not ascertainable (including by way of interpolation), the Treasury Constant Maturity Series Yields reported, for the latest day for which such yields have been so reported as of the second Business Day preceding the Settlement Date, in Federal Reserve Statistical Release H.15 (519) (or any comparable successor publication) for actively traded U.S. Treasury securities having a constant maturity equal to the Remaining Average Life of such Called Principal as of such Settlement Date.

In the case of each determination under clause (i) or clause (ii), as the case may be, of the preceding paragraph, such implied yield will be determined, if necessary, by (a) converting U.S. Treasury bill quotations to bond-equivalent yields in accordance with accepted financial practice and (b) interpolating linearly between (1) the applicable U.S. Treasury security with the maturity closest to and greater than such Remaining Average Life and (2) the applicable U.S. Treasury security with the maturity closest to and less than such Remaining Average Life.  The Reinvestment Yield shall be rounded to the number of decimal places as appears in the interest rate of the applicable Note.

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Vectren Capital, Corp.

“Remaining Average Life” means, with respect to any Called Principal, the number of years (calculated to the nearest one-twelfth year) obtained by dividing (i) such Called Principal into (ii) the sum of the products obtained by multiplying (a) the principal component of each Remaining Scheduled Payment with respect to such Called Principal by (b) the number of years (calculated to the nearest one-twelfth year) that will elapse between the Settlement Date with respect to such Called Principal and the scheduled due date of such Remaining Scheduled Payment.

“Remaining Scheduled Payments” means, with respect to the Called Principal of any Note, all payments of such Called Principal and interest thereon that would be due after the Settlement Date with respect to such Called Principal if no payment of such Called Principal were made prior to its scheduled due date, provided that if such Settlement Date is not a date on which interest payments are due to be made under the terms of the Notes, then the amount of the next succeeding scheduled interest payment will be reduced by the amount of interest accrued to such Settlement Date and required to be paid on such Settlement Date pursuant to Section 8.2 or 13.1.

“Settlement Date” means, with respect to the Called Principal of any Note, the date on which such Called Principal is to be prepaid pursuant to Section 8.2 or has become or is declared to be immediately due and payable pursuant to Section 13.1, as the context requires.

Section 8.7. Change in Control.   (a) Notice of Change in Control or Control Event. The Company will, within 15 Business Days after any Responsible Officer has knowledge of the occurrence of any Change in Control or Control Event, give written notice of such Change in Control or Control Event to each Holder of Notes unless notice in respect of such Change in Control (or the Change in Control contemplated by such Control Event) shall have been given pursuant to subparagraph (b) of this Section 8.7.  If a Change in Control has occurred, such notice shall contain and constitute an offer to prepay Notes as described in subparagraph (c) of this Section 8.7 and shall be accompanied by the certificate described in subparagraph (g) of this Section 8.7.

(b)Condition to Company Action.  The Company will not take any action that consummates or finalizes a Change in Control unless (i) at least 15 Business Days prior to such action it shall have given to each Holder of Notes written notice containing and constituting an offer to prepay Notes as described in subparagraph (c) of this Section 8.7, accompanied by the certificate described in subparagraph (g) of this Section 8.7, and (ii) contemporaneously with such action, it prepays all Notes required to be prepaid in accordance with this Section 8.7.

(c)Offer to Prepay Notes.  The offer to prepay Notes contemplated by subparagraphs (a) and (b) of this Section 8.7 shall be an offer to prepay, in accordance with and subject to this Section 8.7, all, but not less than all, the Notes held by each holder (in this case only, “holder” in respect of any Note registered in the name of a nominee for a disclosed beneficial owner shall mean such beneficial owner) on a date specified in such offer (the “Proposed Prepayment Date”).  If such Proposed Prepayment Date is in connection with an offer contemplated by subparagraph (a) of this Section 8.7, such date shall be not less than 20 days and not more than

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30 days after the date of such offer (if the Proposed Prepayment Date shall not be specified in such offer, the Proposed Prepayment Date shall be the 20th day after the date of such offer).

(d)Acceptance; Rejection.  A Holder of Notes may accept or reject the offer to prepay made pursuant to this Section 8.7 by causing a notice of such acceptance or rejection to be delivered to the Company at least 5 Business Days prior to the Proposed Prepayment Date.  A failure by a Holder of Notes to respond to an offer to prepay made pursuant to this Section 8.7 shall be deemed to constitute a rejection of such offer by such Holder.

(e)Prepayment.  Prepayment of the Notes to be prepaid pursuant to this Section 8.7 shall be at 100% of the principal amount of such Notes, but without the payment of the Make-Whole Amount, together with interest on such Notes accrued to the date of prepayment.  The prepayment shall be made on the Proposed Prepayment Date except as provided in subparagraph (f) of this Section 8.7.

(f)Deferral Pending Change in Control.  The obligation of the Company to prepay Notes pursuant to the offers required by subparagraph (b) and accepted in accordance with subparagraph (d) of this Section 8.7 is subject to the occurrence of the Change in Control in respect of which such offers and acceptances shall have been made.  In the event that such Change in Control does not occur on the Proposed Prepayment Date in respect thereof, the prepayment shall be deferred until and shall be made on the date on which such Change in Control occurs.  The Company shall keep each Holder of Notes reasonably and timely informed of (i) any such deferral of the date of prepayment, (ii) the date on which such Change in Control and the prepayment are expected to occur, and (iii) any determination by the Company that efforts to effect such Change in Control have ceased or been abandoned (in which case the offers and acceptances made pursuant to this Section 8.7 in respect of such Change in Control shall be deemed rescinded).

(g)Officer’s Certificate. Each offer to prepay the Notes pursuant to this Section 8.7 shall be accompanied by a certificate, executed by a Senior Financial Officer of the Company and dated the date of such offer, specifying: (i) the Proposed Prepayment Date; (ii) that such offer is made pursuant to this Section 8.7; (iii) the principal amount of each Note offered to be prepaid; (iv) the interest that would be due on each Note offered to be prepaid, accrued to the Proposed Prepayment Date; (v) that the conditions of this Section 8.7 have been fulfilled; and (vi) in reasonable detail, the nature and date or proposed date of the Change in Control.

(h)“Change in Control” Defined.  “Change in Control” means (i) the acquisition by any Person, or two or more Persons acting in concert, of beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Exchange Act) of 30% or more of the outstanding shares of voting stock of Vectren, (ii) the occurrence during any period of twelve (12) consecutive months, commencing before or after the date of this Agreement, pursuant to which individuals who on the first day of such period were directors of Vectren (together with any replacement or additional directors who were nominated or elected by a majority of directors then in office) cease to constitute a majority of the Board of Directors of Vectren or (iii) Vectren shall cease to own, free and clear of any Lien, 100% of the issued and outstanding capital stock of the Company.

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Vectren Capital, Corp.

(i)“Control Event” Defined.  “Control Event” means:

(i)the execution of any written agreement which, when fully performed by the parties thereto, would result in a Change in Control, or

(ii)the making of any written offer by any Person, or two or more Persons acting in concert, to the holders of the common stock of Vectren, which offer, if accepted by the requisite number of Holders, would result in a Change in Control.

Section 9.   Affirmative Covenants.

Each of the Company and Vectren covenants (only to the extent applicable to itself and, if specified, its Subsidiaries) that from and after the Closing and for so long as any of the Notes are outstanding:

Section 9.1. Compliance with Law.  The Obligors will, and Vectren will cause each of its Subsidiaries to, comply with all laws, ordinances or governmental rules or regulations to which each of them is subject, including, without limitation, ERISA, the USA Patriot Act, Environmental Laws, and will obtain and maintain in effect all licenses, certificates, permits, franchises and other governmental authorizations necessary to the ownership of their respective properties or to the conduct of their respective businesses, in each case to the extent necessary to ensure that non-compliance with such laws, ordinances or governmental rules or regulations or failures to obtain or maintain in effect such licenses, certificates, permits, franchises and other governmental authorizations would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

Section 9.2. Insurance.  The Obligors will, and Vectren will cause each of its Restricted Subsidiaries to, maintain, with financially sound and reputable insurers, insurance with respect to their respective properties and businesses against such casualties and contingencies, of such types, on such terms and in such amounts (including deductibles, co-insurance and self-insurance, if adequate reserves are maintained with respect thereto) as is customary in the case of entities of established reputations engaged in the same or a similar business and similarly situated.

Section 9.3. Maintenance of Properties.  The Obligors will, and Vectren will cause each of its Restricted Subsidiaries to, maintain and keep, or cause to be maintained and kept, their respective properties in good repair, working order and condition (other than ordinary wear and tear), so that the business carried on in connection therewith may be properly conducted at all times, provided that this Section shall not prevent either Obligor or any such Restricted Subsidiary from discontinuing the operation and the maintenance of any of its properties if such discontinuance is desirable in the conduct of its business and Vectren has concluded that such discontinuance would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

Section 9.4. Payment of Taxes and Claims. The Obligors will, and Vectren will cause each of its Subsidiaries to, file all tax returns required to be filed in any jurisdiction and to pay

Note Purchase Agreement
Vectren Capital, Corp.

and discharge all taxes shown to be due and payable on such returns and all other taxes, assessments, governmental charges, or levies imposed on them or any of their properties, assets, income or franchises, to the extent such taxes, assessments, charges and levies have become due and payable and before they have become delinquent and all claims for which sums have become due and payable that have or might become a Lien on properties or assets of the Company, Vectren or any Subsidiary, provided that neither of the Obligors nor any such Subsidiary need pay any such tax, assessment, charge, levy or claim if (i) the amount, applicability or validity thereof is contested by such Obligor or such Subsidiary on a timely basis in good faith and in appropriate proceedings, and such Obligor or such Subsidiary has established adequate reserves therefor in accordance with U.S. GAAP on the books of such Obligor or such Subsidiary or (ii) the nonpayment of all such taxes, assessments, charges, levies and claims in the aggregate would not have a Material Adverse Effect.

Section 9.5. Entity Existence, Etc.  Subject to Section 10.2, the Obligors will at all times preserve and keep in full force and effect their existences as a corporation, partnership or limited liability company, and Vectren will at all times preserve and keep in full force and effect the existence of each of its Restricted Subsidiaries as a corporation, partnership or limited liability company (unless merged into Vectren or a Wholly-Owned Subsidiary) and all rights and franchises of the Obligors and such Restricted Subsidiaries unless, in the good faith judgment of Vectren, the termination of or failure to preserve and keep in full force and effect the existence of any such Restricted Subsidiary (other than the Company), or any such right or franchise would not, individually or in the aggregate, have a Material Adverse Effect.

Section 9.6. Books and Records.  Vectren will, and will cause each of its Subsidiaries to, maintain proper books of record and account in conformity with U.S. GAAP and all applicable requirements of any Governmental Authority having legal or regulatory jurisdiction over Vectren or such Subsidiary, as the case may be.

Section 9.7. Ranking.  The Company will ensure that, at all times, all liabilities of the Company under the Notes will rank in right of payment either pari passu with or senior to the obligations under the Bank Credit Agreement and with all other unsecured Indebtedness of the Company.  Vectren will ensure that, at all times, all liabilities of Vectren under the Guarantee will rank in right of payment either pari passu with or senior to all other unsecured Indebtedness of Vectren.

Section 9.8. Designation of Subsidiaries.  Vectren may from time to time cause any Subsidiary (other than any Permanent Restricted Subsidiary) to be designated as an Unrestricted Subsidiary or any Unrestricted Subsidiary to be designated a Restricted Subsidiary; provided, however, that at the time of such designation and immediately after giving effect thereto, (a) no Default or Event of Default would exist under the terms of this Agreement, (b) Vectren could incur $1.00 of additional Indebtedness under the limitations in Section 10.7 hereof, and (c) Vectren and its Restricted Subsidiaries would be in compliance with all of the covenants set forth in this Section 9 and Section 10 if tested on the date of such action and provided, further, that once a Subsidiary has been designated an Unrestricted Subsidiary, it shall not thereafter be redesignated as a Restricted Subsidiary on more than one occasion and once a Subsidiary has been designated a Restricted Subsidiary, it shall not thereafter be redesignated as an Unrestricted

Note Purchase Agreement
Vectren Capital, Corp.

Subsidiary on more than one occasion.  Within ten (10) days following any designation described above, Vectren will deliver each Holder a notice of such designation accompanied by a certificate signed by a Senior Financial Officer of Vectren certifying compliance with all requirements of this Section 9.8 and setting forth all information required in order to establish such compliance.

Section 9.9. Subsidiary Guarantors.  (a) The Company will cause any Subsidiary which becomes obligated for, or otherwise guarantees, Indebtedness in respect of the Bank Credit Agreement, to deliver to each of the Holders of the Notes (concurrently with the incurrence of any such obligation) the following items:

(i)a duly executed guaranty agreement (the “Subsidiary Guaranty”) in scope, form and substance reasonably satisfactory to the Required Holders;

(ii)an amendment to this Agreement, duly executed by an authorized officer of the Company, that is satisfactory in scope, form and substance to the Required Holders, incorporating customary events of default for the Subsidiary Guarantors and the Subsidiary Guaranty;

(iii)a certificate signed by an authorized Responsible Officer of the Company making representations and warranties to the effect of those contained in Sections 5.2, 5.4(c) and (d), 5.6 and 5.7, with respect to such Subsidiary and the Subsidiary Guaranty, as applicable; and

(iv)an opinion of counsel (who may be in-house counsel for the Company) addressed to each of the Holders of the Notes satisfactory to the Required Holders, to the effect that the Subsidiary Guaranty by such Person has been duly authorized, executed and delivered and that the Subsidiary Guaranty constitutes the legal, valid and binding contract and agreement of such Person enforceable in accordance with its terms, except as an enforcement of such terms may be limited by bankruptcy, insolvency, fraudulent conveyance and similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles.

(b)The Holders of the Notes agree to discharge and release any Subsidiary Guarantor from the Subsidiary Guaranty upon the written request of the Company, provided that (i) such Subsidiary Guarantor has been released and discharged (or will be released and discharged concurrently with the release of such Subsidiary Guarantor under the Subsidiary Guaranty) as an obligor and guarantor under and in respect of the Bank Credit Agreement and the Company so certifies to the Holders of the Notes in a certificate of a Responsible Officer, (ii) at the time of such release and discharge, the Company shall deliver a certificate of a Responsible Officer to the Holders of the Notes stating that no Default or Event of Default exists, and (iii) if any fee or other form of consideration is given to any holder of Indebtedness of the Company for the purpose of such release, Holders of the Notes shall receive equivalent consideration.

Section 10.   Negative Covenants.

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Vectren Capital, Corp.

Each of the Company and Vectren covenants (only to the extent applicable to itself and, if specified, its Subsidiaries) that from and after the Closing and for so long as any of the Notes are outstanding:

Section 10.1. Transactions with Affiliates.  Vectren and the Company will not enter into directly or indirectly any transaction or group of related transactions (including without limitation the purchase, lease, sale or exchange of properties of any kind or the rendering of any service) with any Affiliate, except in the ordinary course and pursuant to the reasonable requirements of such Obligor’s business and upon fair and reasonable terms no less favorable to such Obligor than would be obtainable in a comparable arm’s length transaction with a Person not an Affiliate; provided that nothing in this Section 10.1 shall limit (i) the making of capital contributions by Vectren or any Subsidiary or Affiliate of Vectren to any other Affiliate or Subsidiary of Vectren, (ii) the payment of dividends or distributions by any Subsidiary or Affiliate of Vectren to Vectren or any other Affiliate or Subsidiary of Vectren, or (iii) the Company in the ordinary course of its business advancing funds to other Subsidiaries of Vectren.

Section 10.2 Merger, Consolidation, Etc.  Neither Obligor shall, nor, except as otherwise permitted under Section 10.6, shall any Obligor permit any Restricted Subsidiary of Vectren to, consolidate with or merge with any other Person or convey, transfer, or lease all or substantially all of its assets in a single transaction or series of transactions to any Person unless:

(a)the successor formed by such consolidation or the survivor of such merger, or the Person that acquires by conveyance, transfer or lease all or substantially all of such assets as an entirety, as the case may be (the “Successor Corporation”), shall be a solvent business entity organized and existing under the laws of the United States or any State thereof (including the District of Columbia), and, if such Obligor is a party to such transaction and is not the Successor Corporation, such Successor Corporation shall have executed and delivered to each Holder of any Notes its assumption of the due and punctual performance and observance of each covenant and condition of this Agreement, an opinion of nationally recognized independent counsel, to the effect that all agreements or instruments effecting such assumption are enforceable in accordance with their terms, the Guarantee and the Notes, as applicable; and

(b)prior to and immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing;

provided, however, that, notwithstanding the provisions of this Section 10.2, a Restricted Subsidiary may merge with and into Vectren or another Restricted Subsidiary of Vectren.

No such conveyance, transfer or lease of all or substantially all of the assets of any Obligor shall have the effect of releasing such Obligor or any Successor Corporation that shall theretofore have become such in the manner prescribed in this Section 10.2 from its liability under this Agreement or the Guarantee.

The provisions of this Section 10.2 shall not limit the rights of the Holders of Notes under Section 8.7.

Note Purchase Agreement
Vectren Capital, Corp.

Section 10.3. Line of Business.  Vectren will not and will not permit any Restricted Subsidiary to engage in any business if, as a result, the general nature of the business in which Vectren and its Restricted Subsidiaries, taken as a whole, would then be engaged would be substantially changed from the general nature of the business in which Vectren and its Restricted Subsidiaries, taken as a whole, are engaged on the date of this Agreement as described as of the date hereof in the Memorandum.

Section 10.4. Terrorism Sanctions Regulations.  Vectren will not and will not permit any Subsidiary to (a) become a Person described or designated in the Specially Designated Nationals and Blocked Persons List of the Office of Foreign Assets Control or in section 1 of the Anti-Terrorism Order or (b) engage in any dealings or transactions with any such Person.

Section 10.5. Liens.  Neither Obligor will, or permit any Restricted Subsidiary to, create, assume, incur or suffer to exist any Lien upon or with respect to any Property of the Company, Vectren or any Restricted Subsidiaries except:

(a)Liens for taxes, assessments or governmental charges or levies on its Property if the same shall not at the time be delinquent or thereafter can be paid without penalty, or are being contested in good faith and by appropriate proceedings and for which adequate reserves in accordance with U.S. GAAP shall have been set aside on its books;

(b)Liens imposed by law, such as carriers’, warehousemen’s and mechanics’ liens and other similar liens arising in the ordinary course of business which secure payment of obligations not more than 60 days past due, and such other carriers’, warehousemen’s, mechanics’ or other similar liens that are being contested in good faith and by appropriate proceedings and for which adequate reserves in accordance with U.S. GAAP shall have been set aside on its books;

(c)Liens arising out of pledges or deposits under worker’s compensation laws, unemployment insurance, old age pensions, or other social security or retirement benefits, or similar legislation or to secure bid, performance, surety or similar bonds utilized in the ordinary course of business;

(d)utility easements, building restrictions and such other encumbrances or charges against real property as are of a nature generally existing with respect to properties of a similar character and which do not in any material way affect the marketability of the same or interfere with the use thereof in the business of Vectren or its Subsidiaries;

(e)existing Liens (including Liens securing Indebtedness of a Person existing on the date the Person becomes a Restricted Subsidiary of Vectren (other than any Restricted Subsidiary that was designated pursuant to Section 9.8 that was previously an Unrestricted Subsidiary) or Liens on assets securing Indebtedness assumed by Vectren or a Restricted Subsidiary of Vectren when such assets are acquired by Vectren or a Restricted Subsidiary of Vectren), including extensions, renewals or replacements of any

Note Purchase Agreement
Vectren Capital, Corp.

such Liens in connection with the extension, renewal or replacement of any related existing Indebtedness (without any increase in the amount thereof, but including the full amount of any existing commitments to provide credit that were undrawn at such time of such extension, renewal or replacement); provided that in connection with the refinancing of any such existing Indebtedness such Liens shall extend only to the property covered by such Liens immediately prior to such extension, renewal or replacement;

(f)Liens under the Mortgage Indenture on the property of Southern Indiana Gas and Electric Company that is subject to the Mortgage Indenture (without giving effect to any amendments thereto after the date hereof that would expand the description of the collateral subject to the lien thereof);

(g)Liens in favor of Vectren, the Company or a Restricted Subsidiary securing intercompany Indebtedness or other obligations owed to Vectren, the Company or a Restricted Subsidiary by a Restricted Subsidiary;

(h)Liens incurred after the Closing Date given to secure the payment of the purchase price incurred in connection with the acquisition, construction or improvement of property (other than accounts receivable or inventory) useful and intended to be used in carrying on the business of Vectren or a Restricted Subsidiary, including Liens existing on such property at the time of acquisition or construction thereof or Liens incurred within 360 days of such acquisition or completion of such construction or improvement, provided that (i) the Lien shall attach solely to the property acquired, purchased, constructed or improved; (ii) at the time of acquisition, construction or improvement of such property (or, in the case of any Lien incurred within three hundred sixty (360) days of such acquisition or completion of such construction or improvement, at the time of the incurrence of the Indebtedness secured by such Lien), the aggregate amount remaining unpaid on all Indebtedness secured by Liens on such property, whether or not assumed by Vectren or a Restricted Subsidiary, shall not exceed the lesser of (y) the cost of such acquisition, construction or improvement or (z) the Fair Market Value of such property (as determined in good faith by one or more officers of Vectren to whom authority to enter into the transaction has been delegated by the board of directors of Vectren); and (iii) at the time of such incurrence and after giving effect thereto, no Default or Event of Default would exist; or

(i)in addition to Liens covered by (a)–(h) above, Liens securing Indebtedness not exceeding 15% of Consolidated Net Worth in the aggregate outstanding at any time; provided that no such Liens may secure Indebtedness under the Bank Credit Agreement unless the Indebtedness is secured on an equal and ratable basis with the Notes pursuant to a written agreement that is in scope, form and substance satisfactory to the Required Holders.

Section 10.6. Sales of Assets.  Other than in connection with a conveyance, transfer or lease of all or substantially all of the assets of Vectren or the Company made in compliance with the provisions of Section 10.2, Vectren will not, and will not permit any Restricted Subsidiary to, sell, lease or otherwise dispose of any substantial part (as defined below) of the assets of Vectren

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Vectren Capital, Corp.

and its Restricted Subsidiaries; provided, however, that Vectren or any Restricted Subsidiary may sell, lease or otherwise dispose of assets constituting a substantial part of the assets of Vectren and its Restricted Subsidiaries if such assets are sold in an arms length transaction and, at such time and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing, and an amount equal to the Net Proceeds received from such sale, lease or other disposition (but only with respect to that portion of such assets that exceeds the definition of “substantial part” set forth below) shall be used within 18 months of such sale, lease or disposition, in any combination:

(1)to acquire productive assets used or useful in carrying on the business of Vectren and its Restricted Subsidiaries and having a value at least equal to the value of such assets sold, leased or otherwise disposed of; and/or

(2)to prepay or retire Senior Indebtedness of Vectren and/or its Restricted Subsidiaries, provided that (i) Vectren shall offer to prepay each outstanding Note in a principal amount which equals the Ratable Portion for such Note, and (ii) any such prepayment of the Notes shall be made at 100% of the principal amount thereof, together with accrued interest thereon to the date of such prepayment, but without the payment of the Make-Whole Amount.  Any offer of prepayment of the Notes pursuant to this Section 10.6 shall be given to each Holder of the Notes by written notice that shall be delivered not less than fifteen (15) days and not more than sixty (60) days prior to the proposed prepayment date.  Each such notice shall state that it is given pursuant to this Section and that the offer set forth in such notice must be accepted by such Holder in writing and shall also set forth (i) the prepayment date, (ii) a description of the circumstances which give rise to the proposed prepayment and (iii) a calculation of the Ratable Portion for such Holder’s Notes.  Each Holder of the Notes which desires to have its Notes prepaid shall notify Vectren in writing delivered not less than five (5) Business Days prior to the proposed prepayment date of its acceptance of such offer of prepayment.  Prepayment of Notes pursuant to this Section 10.6 shall be made in accordance with Section 8.2 (but without payment of the Make-Whole Amount).

As used in this Section 10.6, a sale, lease or other disposition of assets shall be deemed to be a “substantial part” of the assets of Vectren and its Restricted Subsidiaries if the book value of such assets, when added to the book value of all other assets sold, leased or otherwise disposed of by Vectren and its Restricted Subsidiaries during the period of 12 consecutive months ending on the date of such sale, lease or other disposition, exceeds 15% of the book value of consolidated total assets of Vectren and its Restricted Subsidiaries, determined as of the end of the fiscal quarter immediately preceding such sale, lease or other disposition; provided that there shall be excluded from any determination of a “substantial part” any (i) sale or disposition of assets in the ordinary course of business of Vectren and its Restricted Subsidiaries, (ii) any transfer of assets from Vectren to any Restricted Subsidiary or from any Restricted Subsidiary to Vectren or a Restricted Subsidiary, and (iii) any sale or transfer of property acquired by Vectren or any Restricted Subsidiary after the date of this Agreement to any Person within 365 days following the acquisition or construction of such property by Vectren or any Restricted Subsidiary if Vectren or a Restricted Subsidiary shall concurrently with such sale or transfer, lease such property, as lessee.

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Vectren Capital, Corp.

Section 10.7. Indebtedness.  Vectren will not permit, determined as of the end of each of its fiscal quarters, the ratio of Total Debt to Total Capitalization to exceed the Maximum Ratio.

Section 10.8. Restricted Subsidiary Group.  Vectren will require that either (i) the consolidated total assets of Vectren and its Restricted Subsidiaries as of the end of each fiscal quarter equal at least 80% of the consolidated total assets of Vectren and its Subsidiaries, determined in accordance with U.S. GAAP, or (ii) the consolidated total revenues of Vectren and its Restricted Subsidiaries, determined as of the end of each fiscal quarter for the four (4) consecutive fiscal quarters then ended, equal at least 80% of the consolidated total revenues of Vectren and its Subsidiaries during such period, in each case determined in accordance with U.S. GAAP.

Section 11.   Guarantee.

Section 11.1. Guarantee. (a) Vectren irrevocably guarantees, as primary obligor and not merely as surety, (i) the full and punctual payment when due, whether at stated maturity, by acceleration, or otherwise, of all obligations of the Company under this Agreement and the Notes, whether for payment of principal of or interest on the Notes and all other monetary obligations of the Company under this Agreement and the Notes (including any Make-Whole Amount) and (ii) the full and punctual performance within applicable grace periods of all other obligations of the Company whether for fees, expenses, indemnification or otherwise under this Agreement and the Notes (all the foregoing being hereinafter collectively called the “Guaranteed Obligations”).

(b)Vectren waives presentation to, demand of payment from and protest to the Company of any of the Guaranteed Obligations and also waives notice of protest for nonpayment.  Vectren waives notice of any default under the Notes or the Guaranteed Obligations.  The obligations of Vectren hereunder shall not be affected by (i) the failure of any Holder to assert any claim or demand or to enforce any right or remedy against the Company under this Agreement or the Notes or otherwise; (ii) any extension or renewal of any thereof; or (iii) any rescission, waiver, amendment or modification of any of the terms or provisions of this Agreement or the Notes.

(c)Vectren hereby waives any right to which it may be entitled to have the assets of the Company first be used and depleted as payment of the Company’s obligations hereunder prior to any amounts being claimed from or paid by Vectren hereunder.  Vectren hereby waives any right to which it may be entitled to require that the Company be sued prior to an action being initiated against Vectren.

(d)Vectren further agrees that its Guarantee herein constitutes a guarantee of payment when due (and not a guarantee of collection) and waives any right to require that any resort be had by any Holder for payment of the Guaranteed Obligations against the Company.

(e)Vectren agrees that its Guarantee shall remain in full force and effect until payment in full of the Guaranteed Obligations. The obligations of Vectren hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason, including any claim of

Note Purchase Agreement
Vectren Capital, Corp.

waiver, release, surrender, alteration or compromise, and shall not be subject to any defense of setoff, counterclaim, recoupment or termination whatsoever or by reason of the invalidity, illegality or unenforceability of the Guaranteed Obligations or otherwise.  Without limiting the generality of the foregoing, the obligations of Vectren herein shall not be discharged or impaired or otherwise affected by the failure of any Holder of Notes to assert any claim or demand or to enforce any remedy under this Agreement, the Notes or any other agreement, by any waiver or modification of any thereof, by any default, failure or delay, willful or otherwise, in the performance of the obligations, or by any other act or thing or omission or delay to do any other act or thing which may or might in any manner or to any extent vary the risk of Vectren or would otherwise operate as a discharge of Vectren as a matter of law or equity.

(f)Vectren agrees that its Guarantee herein shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of principal of or interest on any Guaranteed Obligation is rescinded or must otherwise be restored by any Holder upon the bankruptcy or reorganization of the Company or otherwise.

(g)In furtherance of the foregoing and not in limitation of any other right which any Holder has at law or in equity against Vectren by virtue hereof, upon the failure of the Company to pay the principal of or interest on any Guaranteed Obligation (or any Make-Whole Amount) when and as the same shall become due, whether at maturity, by acceleration, by redemption or otherwise, or to perform or comply with any other Guaranteed Obligation, Vectren hereby promises to and shall forthwith pay, or cause to be paid, in cash, to the Holders of Notes an amount equal to the sum of (i) the unpaid principal amount of the Notes, (ii) accrued and unpaid interest on the Notes and (iii) all other monetary obligations of the Company to the Holders of Notes, including any other unpaid principal amount of such Guaranteed Obligations, any Make-Whole Amount, accrued and unpaid interest on such Guaranteed Obligations (but only to the extent not prohibited by law) and any interest on overdue interest at the Default Rate.

(h)Vectren agrees that it shall not be entitled to any right of subrogation in relation to the Holders of Notes in respect of any Guaranteed Obligations guaranteed hereby until payment in full of all Guaranteed Obligations.  Vectren further agrees that, as between it, on the one hand, and the Holders of Notes, on the other hand, (i) to the extent permitted by applicable law, the maturity of the Guaranteed Obligations guaranteed hereby may be accelerated as provided in Section 13.1 for the purposes of the Guarantee herein, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the Guaranteed Obligations guaranteed hereby, and (ii) in the event of any declaration of acceleration of such Guaranteed Obligations as provided in Section 13.1, such Guaranteed Obligations (whether or not due and payable) shall forthwith become due and payable by Vectren for the purposes of this Section 11.

(i)Vectren also agrees to pay any and all reasonable costs and expenses (including reasonable attorneys’ fees and expenses) incurred by any Holder of Notes in enforcing any rights under this Section 11.

Section 11.2. Successors and Assigns.  This Section 11 shall be binding upon Vectren and its successors and assigns and shall inure to the benefit of the successors and assigns of the Holders of Notes and, in the event of any transfer or assignment of rights by any Holder of

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Vectren Capital, Corp.

Notes, the rights and privileges conferred upon that party in this Agreement and in the Notes shall automatically extend to and be vested in such transferee or assignee, all subject to the terms and conditions of this Agreement.

Section 11.3. No Waiver.  Neither a failure nor a delay on the part of any Holders of Notes in exercising any right, power or privilege under this Section 11 shall operate as a waiver thereof, nor shall a single or partial exercise thereof preclude any other or further exercise of any right, power or privilege.  The rights, remedies and benefits of the Holders of Notes herein expressly specified are cumulative and not exclusive of any other rights, remedies or benefits which the Holders of Notes may have under this Section 11 at law, in equity, by statute or otherwise.

Section 11.4. Modification.  No modification, amendment or waiver of any provision of this Section 11, nor the consent to any departure by Vectren therefrom, shall in any event be effective unless the same shall be in writing and signed by each Holder of Notes affected by such modification, amendment or waiver, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.  No notice to or demand on Vectren in any case shall entitle Vectren to any other or further notice or demand in the same, similar or other circumstances.

Section 11.5. Non-Impairment.  The failure to endorse a Guarantee on any Note shall not affect or impair the validity thereof.

Section 12.   Events of Default.

An “Event of Default” shall exist if any of the following conditions or events shall occur and be continuing:

(a)the Company, or Vectren under the Guarantee, defaults in the payment of any principal or Make-Whole Amount, if any, on any Note when the same becomes due and payable, whether at maturity or at a date fixed for prepayment or by declaration or otherwise; or

(b)the Company, or Vectren under the Guarantee, defaults in the payment of any interest on any Note for more than five Business Days after the same becomes due and payable; or

(c)default shall be made by either Obligor in the performance of or compliance with any term contained in Sections 10.2, 10.5, 10.6, 10.7 or 10.8 or by Vectren in the performance of the Guarantee; or

(d)default shall be made by either Obligor in the performance of or compliance with any term contained herein (other than those referred to in paragraphs (a), (b) and (c) of this Section 12) and such default is not remedied within 30 days after the earlier of (i) a Responsible Officer obtaining actual knowledge of such default and (ii) Vectren receiving written notice of such default from any Holder of a Note (any such

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Vectren Capital, Corp.

written notice to be identified as a “notice of default” and to refer specifically to this paragraph (d) of Section 12); or

(e)any representation or warranty made in writing by or on behalf of either Obligor or by any officer of either Obligor in this Agreement or in any writing furnished in connection with the transactions contemplated hereby proves to have been false or incorrect in any material respect on the date as of which made; or

(f)failure of Vectren or any of its Restricted Subsidiaries to pay when due (whether at stated maturity, on the date fixed for prepayment, by acceleration or otherwise) any Indebtedness (other than Non-Recourse Indebtedness) aggregating in excess of $75,000,000 (“Material Indebtedness”); or the default by Vectren or any of its Restricted Subsidiaries in the performance (beyond the applicable grace period with respect thereto, if any) of any term, provision or condition contained in any agreement under which any such Material Indebtedness (other than Non-Recourse Indebtedness) was created or is governed, or any other event shall occur or condition exist, the effect of which default or event is to cause, or to permit the holder or holders of such Material Indebtedness (other than Non-Recourse Indebtedness) to cause, such Material Indebtedness to become due prior to its stated maturity (other than pursuant to customary “due-on-sale” or similar clauses, or as a result of the occurrence of a change in control similar to Section 8.7 hereof); or any Material Indebtedness (other than Non-Recourse Indebtedness) of Vectren or any of its Restricted Subsidiaries shall be declared to be due and payable or required to be prepaid or repurchased (other than by a regularly scheduled payment or pursuant to customary “due-on-sale” or similar clauses, or as a result of the occurrence of a change in control similar to Section 8.7 hereof), prior to the stated maturity thereof; or Vectren or any of its Restricted Subsidiaries shall not pay, or admit in writing its inability to pay, its debts generally as they become due; or

(g)Vectren or any of its Restricted Subsidiaries shall (i) have an order for relief entered with respect to it under the Federal bankruptcy laws as now or hereafter in effect, (ii) make an assignment for the benefit of creditors, (iii) apply for, seek, consent to, or acquiesce in, the appointment of a receiver, custodian, trustee, examiner, liquidator or similar official for it or substantially all of its assets, (iv) institute any proceeding seeking an order for relief under the Federal bankruptcy laws as now or hereafter in effect or seeking to adjudicate it a bankrupt or insolvent, or seeking dissolution, winding up, liquidation, reorganization, arrangement, adjustment or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors or fail to file an answer or other pleading denying the material allegations of any such proceeding filed against it, (v) take any corporate or other organizational action to authorize or effect any of the foregoing actions set forth in this subsection (g) or (vi) fail to contest in good faith any appointment or proceeding described in subsection (h) below; or

(h)without the application, approval or consent of Vectren or any of its Restricted Subsidiaries, a receiver, trustee, examiner, liquidator or similar official shall be appointed for Vectren or any of its Restricted Subsidiaries or substantially all of its

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Vectren Capital, Corp.

assets, or a proceeding described in subsection (g)(iv) above shall be instituted against Vectren or any of its Restricted Subsidiaries and such appointment continues undischarged or such proceeding continues undismissed or unstayed for a period of 60 consecutive days; or

(i)a final judgment or judgments for the payment of money aggregating in excess of $75,000,000 are rendered against one or more of Vectren and its Restricted Subsidiaries and which judgments are not, within 60 days after entry thereof, bonded, discharged or stayed pending appeal, or are not discharged within 60 days after the expiration of such stay; or

(j)the Unfunded Liabilities of all Single Employer Plans shall have a Material Adverse Effect or be reasonably likely to have a Material Adverse Effect or any Reportable Event shall occur in connection with any Plan; Vectren or any other member of the Controlled Group shall have been notified by the sponsor of a Multiemployer Plan that it has incurred withdrawal liability to such Multiemployer Plan in an amount which, when aggregated with all other amounts required to be paid to Multiemployer Plans by Vectren or any other member of the Controlled Group as withdrawal liability (determined as of the date of such notification), shall have a Material Adverse Effect or be reasonably likely to have a Material Adverse Effect;  Vectren or any other member of the Controlled Group shall have been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is in reorganization or is being terminated, within the meaning of Title IV of ERISA, if such reorganization or termination shall have a Material Adverse Effect or be reasonably likely to have a Material Adverse Effect; or

(k)the obligations of Vectren under the Guarantee shall fail to remain in full force or effect or any action shall be taken to discontinue or to assert the invalidity or unenforceability of any such obligations or Vectren shall deny it has any further liability under the Guarantee or give notice to that effect.

Section 13.   Remedies on Default, Etc.

Section 13.1. Acceleration.  (a) If an Event of Default with respect to an Obligor described in paragraph (g) or (h) of Section 12 has occurred, all the Notes then outstanding shall automatically become immediately due and payable.

(b)If any other Event of Default has occurred and is continuing, the Required Holders may at any time at their option, by notice or notices to the Company, declare all the Notes then outstanding to be immediately due and payable.

(c)If any Event of Default described in paragraph (a) or (b) of Section 12 has occurred and is continuing, any Holder or Holders of Notes at the time outstanding affected by such Event of Default may at any time, at its or their option, by notice or notices to the Company, declare all the Notes held by it or them to be immediately due and payable.

Note Purchase Agreement
Vectren Capital, Corp.

Upon any Notes becoming due and payable under this Section 13.1, whether automatically or by declaration, such Notes will forthwith mature and the entire unpaid principal amount of such Notes, plus (x) all accrued and unpaid interest thereon (including, but not limited to, interest accrued thereon at the Default Rate from the date such principal becomes due and payable) and (y) the Make-Whole Amount determined in respect of such principal amount (to the full extent permitted by applicable law), shall all be immediately due and payable, in each and every case without presentment, demand, protest or further notice, all of which are hereby waived.  The Company acknowledges, and the parties hereto agree, that each Holder of a Note has the right to maintain its investment in the Notes free from repayment by the Company (except as herein specifically provided for) and that the provision for payment of a Make-Whole Amount by the Company in the event that the Notes are prepaid or are accelerated as a result of an Event of Default, is intended to provide compensation for the deprivation of such right under such circumstances.

Section 13.2. Other Remedies.  If any Default or Event of Default has occurred and is continuing, and irrespective of whether any Notes have become or have been declared immediately due and payable under Section 13.1, the Holder of any Note at the time outstanding may proceed to protect and enforce the rights of such Holder by an action at law, suit in equity or other appropriate proceeding, whether for the specific performance of any agreement contained herein or in any Note or in the Guarantee, or for an injunction against a violation of any of the terms hereof or thereof, or in aid of the exercise of any power granted hereby or thereby or by law or otherwise.

Section 13.3. Rescission.  At any time after any Notes have been declared due and payable pursuant to clause (b) or (c) of Section 13.1, the Required Holders, by written notice to the Company, may rescind and annul any such declaration and its consequences if (a) the Company has paid all overdue interest on the Notes, all principal of and Make-Whole Amount, if any, on any Notes that are due and payable and are unpaid other than by reason of such declaration, and all interest on such overdue principal and Make-Whole Amount, if any, and (to the extent permitted by applicable law) any overdue interest in respect of the Notes, at the Default Rate, (b) neither the Company nor Vectren nor any other Person shall have paid any amounts which have become due solely by reason of such declaration, (c) all Events of Default and Defaults, other than non-payment of amounts that have become due solely by reason of such declaration, have been cured or have been waived pursuant to Section 18, and (d) no judgment or decree has been entered for the payment of any monies due pursuant hereto or to the Notes or to the Guarantee.  No rescission and annulment under this Section 13.3 will extend to or affect any subsequent Event of Default or Default or impair any right consequent thereon.

Section 13.4. No Waivers or Election of Remedies, Expenses, Etc.  No course of dealing and no delay on the part of any Holder of any Note in exercising any right, power or remedy shall operate as a waiver thereof or otherwise prejudice such Holder’s rights, powers or remedies.  No right, power or remedy conferred by this Agreement or by any Note upon any Holder thereof shall be exclusive of any other right, power or remedy referred to herein or therein or now or hereafter available at law, in equity, by statute or otherwise.  Without limiting the obligations of the Company under Section 16, the Company will pay to the Holder of each Note on demand such further amount as shall be sufficient to cover all costs and expenses of

Note Purchase Agreement
Vectren Capital, Corp.

such Holder incurred in any enforcement or collection under this Section 13, including, without limitation, reasonable attorneys’ fees, expenses and disbursements.

Section 14.   Registration; Exchange; Substitution of Notes.

Section 14.1. Registration of Notes.  The Company shall keep at its principal executive office a register for the registration and registration of transfers of Notes.  The name and address of each Holder of one or more Notes, each transfer thereof and the name and address of each transferee of one or more Notes shall be registered in such register.  Prior to due presentment for registration of transfer, the Person in whose name any Note shall be registered shall be deemed and treated as the owner and Holder thereof for all purposes hereof, and the Company shall not be affected by any notice or knowledge to the contrary.  The Company shall give to any Holder of a Note that is an Institutional Investor promptly upon request therefor, a complete and correct copy of the names and addresses of all registered Holders of Notes.  In the event that the beneficial owner of any Note is a different Person than the Person in whose name such Note is registered pursuant to this Section 14.1, the registered Holder or such beneficial owner shall promptly provide notice to the Company of the name and address of such beneficial owner.

Section 14.2. Transfer and Exchange of Notes.  Upon surrender of any Note to the Company at the address and to the attention of the designated officer (all as specified in Section 19(iii)) for registration of transfer or exchange (and in the case of a surrender for registration of transfer, duly endorsed or accompanied by a written instrument of transfer duly executed by the registered Holder of such Note or such Holder’s attorney duly authorized in writing and accompanied by the relevant name, address and other information for notices of each transferee of such Note or part thereof), within ten Business Days thereafter the Company shall execute and deliver, at the Company’s expense (except as provided below), one or more new Notes of the same series (as requested by the Holder thereof) in exchange therefor, in an aggregate principal amount equal to the unpaid principal amount of the surrendered Note.  Each such new Note shall be payable to such Person as such Holder may request and shall be substantially in the form of Exhibit 1-A, Exhibit  1-B or Exhibit 1-C, as applicable.  Each such new Note shall be dated and bear interest from the date to which interest shall have been paid on the surrendered Note or dated the date of the surrendered Note if no interest shall have been paid thereon.  The Company may require payment of a sum sufficient to cover any stamp tax or governmental charge imposed in respect of any such transfer of Notes.  Notes shall not be transferred in denominations of less than $1,000,000 or in any amount in excess thereof which is not an integral multiple of $250,000, provided that if necessary to enable the registration of transfer by a Holder of its entire holding of Notes of a series, one Note of such series may be in a denomination of less than $1,000,000 and in an amount which is not an integral multiple of $250,000.  Any transferee, by its acceptance of a Note registered in its name (or the name of its nominee), shall be deemed to have made the representations set forth in Sections 6.1 and 6.2.

Section 14.3. Replacement of Notes.  Upon receipt by the Company at the address and to the attention of the designated officer (all as specified in Section 19(iii)) of evidence reasonably satisfactory to it of the ownership of and the loss, theft, destruction or mutilation of any Note (which evidence shall be, in the case of an Institutional Investor, notice from such Institutional Investor of such ownership and such loss, theft, destruction or mutilation), and

Note Purchase Agreement
Vectren Capital, Corp.

(a)in the case of loss, theft or destruction, of indemnity reasonably satisfactory to it (provided that if the Holder of such Note is, or is a nominee for, an original Purchaser or another Holder of a Note with a minimum net worth of at least $50,000,000 in excess of the outstanding principal amount of such Note or a Qualified Institutional Buyer, such Person’s own unsecured agreement of indemnity shall be deemed to be satisfactory), or

(b)in the case of mutilation, upon surrender and cancellation thereof,

within ten Business Days thereafter, the Company at its own expense shall execute and deliver, in lieu thereof, a new Note of the same series, dated and bearing interest from the date to which interest shall have been paid on such lost, stolen, destroyed or mutilated Note or dated the date of such lost, stolen, destroyed or mutilated Note if no interest shall have been paid thereon.

Section 14.4. Legend.  Each Note issued on the date of the Closing and each Note issued pursuant to this Section 14 shall bear a legend substantially as follows (until such time as the Company shall reasonably agree that such legend is no longer necessary or advisable):

“This Note has not been registered under the United States Securities Act of 1933, as amended, or any other applicable securities laws and, accordingly, may not be sold or otherwise transferred unless registered or exempt from registration under said act or such other laws.”

Section 15.   Payments on Notes.

Section 15.1. Place of Payment.  Subject to Section 15.2, payments of principal, Make-Whole Amount, if any, and interest becoming due and payable on the Notes shall be made in New York, New York at the principal office of JPMorgan Chase Bank, N.A. in New York City.  The Company may at any time, by notice to each Holder of a Note, change the place of payment of the Notes so long as such place of payment shall be either the principal office of the Company in such jurisdiction or the principal office of a bank or trust company in such jurisdiction.

Section 15.2. Home Office Payment.  So long as any Purchaser or its nominee shall be the Holder of any Note, and notwithstanding anything contained in Section 15.1 or in such Note to the contrary, the Company will pay all sums becoming due on such Note for principal, Make-Whole Amount, if any, and interest by the method and at the address specified for such purpose below such Purchaser’s name in Schedule A, or by such other method or at such other address as such Purchaser shall have from time to time specified to the Company in writing for such purpose, without the presentation or surrender of such Note or the making of any notation thereon, except that upon written request of the Company made concurrently with or reasonably promptly after payment or prepayment in full of any Note, such Purchaser shall surrender such Note for cancellation, reasonably promptly after any such request, to the Company at its principal executive office or at the place of payment most recently designated by the Company pursuant to Section 15.1.  Prior to any sale or other disposition of any Note held by a Purchaser or its nominee, such Purchaser will, at its election, either endorse thereon the amount of principal

Note Purchase Agreement
Vectren Capital, Corp.

paid thereon and the last date to which interest has been paid thereon or surrender such Note to the Company in exchange for a new Note or Notes pursuant to Section 14.2.  The Company will afford the benefits of this Section 15.2 to any Institutional Investor that is the direct or indirect transferee of any Note purchased by a Purchaser under this Agreement and that has made the same agreement relating to such Note as the Purchasers have made in this Section 15.2.

Section 16.   Expenses, Etc.

Section 16.1. Transaction Expenses.  Whether or not the transactions contemplated hereby are consummated, Vectren and the Company will pay all costs and expenses (including reasonable attorneys’ fees of a special counsel) incurred by the Purchasers and each other Holder of a Note in connection with such transactions and in connection with any amendments, waivers or consents under or in respect of this Agreement or the Notes (whether or not such amendment, waiver or consent becomes effective), including, without limitation: (a) the costs and expenses incurred in enforcing or defending (or determining whether or how to enforce or defend) any rights under this Agreement or the Notes or in responding to any subpoena or other legal process or informal investigative demand issued in connection with this Agreement or the Notes, or by reason of being a Holder of any Note, (b) the costs and expenses, including financial advisors’ fees, incurred in connection with the insolvency or bankruptcy of Vectren, the Company or any Subsidiary or in connection with any work-out or restructuring of the transactions contemplated hereby and by the Notes and (c) the costs and expenses incurred in connection with the initial filing of this Agreement and all related documents and financial information with the SVO provided, that such costs and expenses shall not exceed $5,000 for the Series A Notes and $5,000 for the Series B Notes.  The Company will pay, and will save each Purchaser and each other Holder of a Note harmless from, all claims in respect of any fees, costs or expenses, if any, of brokers and finders (other than those, if any, retained by a Purchaser or other Holder in connection with its purchase of the Notes).

Section 16.2. Survival.  The obligations of Vectren and the Company under this Section 16 will survive the payment or transfer of any Note, the enforcement, amendment or waiver of any provision of this Agreement or the Notes, and the termination of this Agreement.

Section 17.   Survival of Representations and Warranties; Entire Agreement.

All representations and warranties contained herein shall survive the execution and delivery of this Agreement and the Notes, the purchase or transfer by any Purchaser of any Note or portion thereof or interest therein and the payment of any Note, and may be relied upon by any subsequent Holder of a Note, regardless of any investigation made at any time by or on behalf of such Purchaser or any other Holder of a Note.  All statements contained in any certificate or other instrument delivered by or on behalf of either Obligor pursuant to this Agreement  shall be deemed representations and warranties of such Obligor under this Agreement.  Subject to the preceding sentence, this Agreement and the Notes embody the entire agreement and understanding between each Purchaser and the Obligors and supersede all prior agreements and understandings relating to the subject matter hereof.

Note Purchase Agreement
Vectren Capital, Corp.

Section 18.   Amendment and Waiver.

Section 18.1. Requirements.  This Agreement and the Notes may be amended, and the observance of any term hereof or of the Notes may be waived (either retroactively or prospectively), with (and only with) the written consent of the Obligors and the Required Holders, except that no such amendment or waiver may, without the written consent of the Holder of each Note at the time outstanding affected thereby, (i) subject to the provisions of Section 13 relating to acceleration or rescission, change the amount or time of any prepayment or payment of principal of, or reduce the rate or change the time of payment or method of computation of interest or of the Make-Whole Amount on, the Notes, (ii) change the percentage of the principal amount of the Notes the Holders of which are required to consent to any such amendment or waiver or (iii) amend or waive any part of Section 11.

Section 18.2. Solicitation of Holders of Notes.

(a)Solicitation.  The Obligors will provide each Holder of the Notes (irrespective of the amount of Notes then owned by it) with sufficient information, sufficiently far in advance of the date a decision is required, to enable such Holder to make an informed and considered decision with respect to any proposed amendment, waiver or consent in respect of any of the provisions hereof or of the Notes.  The Obligors will deliver executed or true and correct copies of each amendment, waiver or consent effected pursuant to the provisions of this Section 18 to each Holder of outstanding Notes promptly following the date on which it is executed and delivered by, or receives the consent or approval of, the requisite Holders of Notes.

(b)Payment.  Neither Obligor will directly or indirectly pay or cause to be paid any remuneration, whether by way of supplemental or additional interest, fee or otherwise, or grant any security or provide other credit support, to any Holder of Notes as consideration for or as an inducement to the entering into by any Holder of Notes of any waiver or amendment of any of the terms and provisions hereof unless such remuneration is concurrently paid, or security is concurrently granted or other credit support is concurrently provided, on the same terms, ratably to each Holder of Notes then outstanding even if such Holder did not consent to such waiver or amendment.

(c)Consent in Contemplation of Transfer.  Any consent made pursuant to this Section 18 by the Holder of any Note that has transferred or has agreed to transfer such Note to either Obligor, any Subsidiary or any Affiliate of either Obligor and has provided or has agreed to provide such written consent as a condition to such transfer shall be void and of no force or effect except solely as to such Holder, and any amendments effected or waivers granted or to be effected or granted that would not have been or would not be so effected or granted but for such consent (and the consents of all other Holders of Notes that were acquired under the same or similar conditions) shall be void and of no force or effect except solely as to such transferring Holder.

Section 18.3. Binding Effect, Etc.  Any amendment or waiver consented to as provided in this Section 18 applies equally to all Holders of Notes and is binding upon them and upon each future Holder of any Note and upon the Obligors without regard to whether such Note has been

Note Purchase Agreement
Vectren Capital, Corp.

marked to indicate such amendment or waiver.  No such amendment or waiver will extend to or affect any obligation, covenant, agreement, Default or Event of Default not expressly amended or waived or impair any right consequent thereon.  No course of dealing between either Obligor and the Holder of any Note nor any delay in exercising any rights hereunder or under any Note shall operate as a waiver of any rights of any Holder of such Note.  As used herein, the term “this Agreement” and references thereto shall mean this Agreement as it may from time to time be amended or supplemented and includes the Guarantee.

Section 18.4. Notes held by Obligor, Etc.  Solely for the purpose of determining whether the Holders of the requisite percentage of the aggregate principal amount of Notes then outstanding approved or consented to any amendment, waiver or consent to be given under this Agreement or the Notes, or have directed the taking of any action provided herein or in the Notes to be taken upon the direction of the Holders of a specified percentage of the aggregate principal amount of Notes then outstanding, Notes directly or indirectly owned by either Obligor or any Affiliate of either Obligor shall be deemed not to be outstanding.

Section 19.   Notices.

All notices and communications provided for hereunder shall be in writing and sent (a) by telecopy if the sender on the same day sends a confirming copy of such notice by a recognized overnight delivery service (charges prepaid), or (b) by registered or certified mail with return receipt requested (postage prepaid), or (c) by a recognized overnight delivery service (with charges prepaid).  Any such notice must be sent:

(i)if to any Purchaser or its nominee, to such Purchaser or nominee at the address specified for such communications in Schedule A, or at such other address as such Purchaser or nominee shall have specified to the Company in writing,

(ii)if to any other Holder of any Note, to such Holder at such address as such other Holder shall have specified to the Company in writing, or

(iii)if to the Company, to the Company at its address set forth at the beginning hereof to the attention of the Vice President and Treasurer, or at such other address as the Company shall have specified to the Holder of each Note in writing, or

(iv)if to Vectren, to Vectren at the address of the Company set forth at the beginning hereof to the attention of the Vice President and Treasurer, or at such other address as Vectren shall have specified to the Holder of each Note in writing.

Notices under this Section 19 will be deemed given only when actually received.

Section 20.   Reproduction of Documents.

This Agreement and all documents relating thereto, including, without limitation, (a) consents, waivers and modifications that may hereafter be executed, (b) documents received by any Purchaser at the Closing (except the Notes themselves), and (c) financial statements,

Note Purchase Agreement
Vectren Capital, Corp.

certificates and other information previously or hereafter furnished to such Purchaser, may be reproduced by such Purchaser by any photographic, photostatic, electronic, digital or other similar process and such Purchaser may destroy any original document so reproduced.  The Obligors agree and stipulate that, to the extent permitted by applicable law, any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding (whether or not the original is in existence and whether or not such reproduction was made by such Purchaser in the regular course of business) and any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.  This Section 20 shall not prohibit an Obligor or any other Holder of Notes from contesting any such reproduction to the same extent that it could contest the original, or from introducing evidence to demonstrate the inaccuracy of any such reproduction.

Section 21.   Confidential Information.

For the purposes of this Section 21, “Confidential Information” means information delivered to such Purchaser by or on behalf of either Obligor or any Subsidiary in connection with the transactions contemplated by or otherwise pursuant to this Agreement that is proprietary in nature and that was clearly marked or labeled or otherwise adequately identified when received by such Purchaser as being confidential information of such Obligor or such Subsidiary, provided that such term does not include information that (a) was publicly known or otherwise known to such Purchaser prior to the time of such disclosure, (b) subsequently becomes publicly known through no act or omission by such Purchaser or any person acting on such Purchaser’s behalf, (c) otherwise becomes known to such Purchaser other than through disclosure by an Obligor or any Subsidiary or (d) constitutes financial statements delivered to such Purchaser under Section 7.1 that are otherwise publicly available.  Each Purchaser will maintain the confidentiality of such Confidential Information in accordance with procedures adopted by such Purchaser in good faith to protect confidential information of third parties delivered to such Purchaser, provided that such Purchaser may deliver or disclose Confidential Information to (i) its directors, trustees, officers, employees, agents, attorneys and affiliates (to the extent such disclosure reasonably relates to the administration of the investment represented by its Notes), (ii) its financial advisors and other professional advisors who agree in writing to hold confidential the Confidential Information substantially in accordance with the terms of this Section 21, (iii) any other Holder of any Note, (iv) any Institutional Investor to which it sells or offers to sell such Note or any part thereof or any participation therein (if such Person has agreed in writing prior to its receipt of such Confidential Information to be bound by the provisions of this Section 21), (v) any Person from which it offers to purchase any security of an Obligor (if such Person has agreed in writing prior to its receipt of such Confidential Information to be bound by the provisions of this Section 21), (vi) any federal or state regulatory authority having jurisdiction over such Purchaser, (vii) the NAIC or the SVO or, in each case, any similar organization, or any nationally recognized rating agency that requires access to information about such Purchaser’s investment portfolio or (viii) any other Person to which such delivery or disclosure may be necessary or appropriate (w) to effect compliance with any law, rule, regulation or order applicable to such Purchaser, (x) in response to any subpoena or other legal process, (y) in connection with any litigation to which such Purchaser is a party or (z) if an Event of Default has occurred and is continuing, to the extent such Purchaser may reasonably determine such delivery and disclosure to be necessary or appropriate in the enforcement or for

Note Purchase Agreement
Vectren Capital, Corp.

the protection of the rights and remedies under such Purchaser’s Notes or this Agreement.  Each Holder of a Note, by its acceptance of a Note, will be deemed to have agreed to be bound by and to be entitled to the benefits of this Section 21 as though it were a party to this Agreement.  On reasonable request by an Obligor in connection with the delivery to any Holder of a Note of information required to be delivered to such Holder under this Agreement or requested by such Holder (other than a Holder that is a party to this Agreement or its nominee), such Holder will enter into an agreement with the Obligors embodying the provisions of this Section 21.

Section 22.   Substitution of Purchaser.

Each Purchaser shall have the right to substitute any one of its Affiliates as the purchaser of the Notes that it has agreed to purchase hereunder, by written notice to the Company, which notice shall be signed by both such Purchaser and such Affiliate, shall contain such Affiliate’s agreement to be bound by this Agreement and shall contain a confirmation by such Affiliate of the accuracy with respect to it of the representations set forth in Section 6.  Upon receipt of such notice, any reference to such Purchaser in this Agreement (other than in this Section 22), shall be deemed to refer to such Affiliate in lieu of such original Purchaser.  In the event that such Affiliate is so substituted as a Purchaser hereunder and such Affiliate thereafter transfers to such original Purchaser all of the Notes then held by such Affiliate, upon receipt by the Company of notice of such transfer, any reference to such Affiliate as a “Purchaser” in this Agreement (other than in this Section 22), shall no longer be deemed to refer to such Affiliate, but shall refer to such original Purchaser, and such original Purchaser shall again have all the rights of an original Holder of the Notes under this Agreement.

Section 23.   Miscellaneous.

Section 23.1. Successors and Assigns.  All covenants and other agreements contained in this Agreement by or on behalf of any of the parties hereto bind and inure to the benefit of their respective successors and assigns (including, without limitation, any subsequent Holder of a Note) whether so expressed or not.

Section 23.2. Payments Due on Non-Business Days.  Anything in this Agreement or the Notes to the contrary notwithstanding (but without limiting the requirement in Section 8.2 that the notice of any optional prepayment specify a Business Day as the date fixed for such prepayment), any payment of principal of or Make-Whole Amount or interest on any Note that is due on a date other than a Business Day shall be made on the next succeeding Business Day without including the additional days elapsed in the computation of the interest payable on such next succeeding Business Day; provided that if the maturity date of any Note is a date other than a Business Day, the payment otherwise due on such maturity date shall be made on the next succeeding Business Day and shall include the additional days elapsed in the computation of interest payable on such next succeeding Business Day.

Section 23.3. Accounting Terms.  All accounting terms used herein which are not expressly defined in this Agreement have the meanings respectively given to them in accordance with U.S. GAAP.  Except as otherwise specifically provided herein, (i) all computations made pursuant to this Agreement shall be made in accordance with U.S. GAAP, and (ii) all financial

Note Purchase Agreement
Vectren Capital, Corp.

statements shall be prepared in accordance with U.S. GAAP.   For purposes of determining compliance with the covenants set out in this Agreement, any election by the Company to measure an item of Indebtedness using fair value (as permitted by Statement of Financial Accounting Standards Nos. 157 or 159) shall be disregarded and such determination shall be made by valuing indebtedness at 100% of the outstanding principal thereof.

Section 23.4. Severability.  Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall (to the full extent permitted by law) not invalidate or render unenforceable such provision in any other jurisdiction.

Section 23.5. Construction.  Each covenant contained herein shall be construed (absent express provision to the contrary) as being independent of each other covenant contained herein, so that compliance with any one covenant shall not (absent such an express contrary provision) be deemed to excuse compliance with any other covenant.  Where any provision herein refers to action to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such Person.

For the avoidance of doubt, all Schedules and Exhibits attached to this Agreement shall be deemed to be a part hereof.

Section 23.6. Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be an original but all of which together shall constitute one instrument.  Each counterpart may consist of a number of copies hereof, each signed by less than all, but together signed by all, of the parties hereto.

Section 23.7. Governing Law.  This Agreement shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the law of the State of Indiana excluding choice-of-law principles of the law of such State that would require the application of the laws of a jurisdiction other than such State.

Section 23.8. Waiver of Jury Trial.  The parties hereto hereby waive trial by jury in any action brought on or with respect to this Agreement, the Notes or any other document executed in connection herewith or therewith.

Note Purchase Agreement
Vectren Capital, Corp.

If you are in agreement with the foregoing, please sign the form of agreement on a counterpart of this Agreement and return it to the Company, whereupon this Agreement shall become a binding agreement between you and the Company and Vectren.

Very truly yours,

Vectren Capital, Corp.

By:	/s/ Robert L. Goocher
Name: Robert L. Goocher
Title: Vice President, Treasurer and Assistant Secretary

Vectren Corporation

By:	/s/ Robert L. Goocher
Name: Robert L. Goocher
Title: Vice President and Treasurer

Note Purchase Agreement
Vectren Capital, Corp.

Accepted as of the date first written above.

The Northwestern Mutual Life Insurance Company

By:	/s/ David A. Barras
Name: David A. Barras
Title: Its Authorized Representative

Note Purchase Agreement
Vectren Capital, Corp.

Accepted as of the date first written above.

Allstate Life Insurance Company

By:	/s/ Mark Cloghessy
Name: Mark Cloghessy
Title: Authorized Signatory

By:	/s/ Jerry D. Zinkula
Name: Jerry D. Zinkula
Title: Authorized Signatory

Authorized Signatories

Allstate Life Insurance Company of New York

By:	/s/ Mark Cloghessy
Name: Mark Cloghessy
Title: Authorized Signatory

By:	/s/ Jerry D. Zinkula
Name: Jerry D. Zinkula
Title: Authorized Signatory

Authorized Signatories

American Heritage Life Insurance Company

By:	/s/ Mark Cloghessy
Name: Mark Cloghessy
Title: Authorized Signatory

By:	/s/ Jerry D. Zinkula
Name: Jerry D. Zinkula
Title: Authorized Signatory

Authorized Signatories

Note Purchase Agreement
Vectren Capital, Corp.

Accepted as of the date first written above.

AXA Equitable Life Insurance Company

By:	/s/ Amy Judd
Name: Amy Judd
Title: Investment Officer

Note Purchase Agreement
Vectren Capital, Corp.

Accepted as of the date first written above.

New York Life Insurance Company

By	/s/ Stuart Ashton
Name: Stuart Ashton
Title: Corporate Vice President

New York Life Insurance and Annuity Corporation

By:	New York Life Investment Management, Its Investment Manager

By	/s/ Stuart Ashton
Name: Stuart Ashton
Title: Director

Forethought Life Insurance Company

By:	New York Life Investment Management, Its Investment Manager

By	/s/ Stuart Ashton
Name: Stuart Ashton
Title: Director

Note Purchase Agreement
Vectren Capital, Corp.

Accepted as of the date first written above.

Protective Life Insurance Company (PLI)

By:	/s/ Philip E. Passafiume
Name: Philip E. Passafiume
Title: Director, Fixed Income

Note Purchase Agreement
Vectren Capital, Corp.

Accepted as of the date first written above.

Ohio National Life Assurance Corporation

By:	/s/ Jed R. Martin
Name: Jed R. Martin
Title: Vice President, Private Placements

Note Purchase Agreement
Vectren Capital, Corp.

Accepted as of the date first written above.

Seabright Insurance Company ProAssurance Casualty Company

By:	Prime Advisors, Inc., its Attorney-in-Fact

By:	/s/ Scott Sell
Name: Scott Sell
Title: Vice President

[SCHEDULE A OMITTED]

Defined Terms

As used herein, the following terms have the respective meanings set forth below or set forth in the Section hereof following such term:

“Affiliate” means, at any time, and with respect to any Person, (a) any other Person that at such time directly or indirectly through one or more intermediaries Controls, or is Controlled by, or is under common Control with, such first Person, and (b) any Person beneficially owning or holding, directly or indirectly, 10% or more of any class of voting or equity interests of either Obligor or any Subsidiary or any Person of which Vectren and its Subsidiaries beneficially own or hold, in the aggregate, directly or indirectly, 10% or more of any class of voting or equity interests.  As used in this definition, “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.  Unless the context otherwise clearly requires, any reference to an “Affiliate” is a reference to an Affiliate of Vectren.

“Anti-Terrorism Order” means Executive Order No. 13,224 of September 24, 2001, Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit or Support Terrorism, 66 U.S. Fed. Reg. 49, 079 (2001), as amended.

“Bank Credit Agreement” means that certain Credit Agreement dated as of November 10, 2005 among the Company, Vectren, the Lenders signatory thereto, Fifth Third Bank, U.S. Bank National Association and Wachovia Bank, N.A., as Co-Documentation Agents, JPMorgan Chase Bank, N.A., as Syndication Agent, LaSalle Bank National Association, as Administrative Agent and LC Issuer, and J.P. Morgan Securities, Inc. and LaSalle Bank National Association, as Joint Lead Arrangers and Bookrunners as such agreement may be hereafter amended, modified, restated, supplemented, refinanced, increased or reduced from time to time, and any successor credit agreement or similar facilities.

“Business Day” means (a) for the purposes of Section 8.6 only, any day other than a Saturday, a Sunday or a day on which commercial banks in New York City are required or authorized to be closed, and (b) for the purposes of any other provision of this Agreement, any day other than a Saturday, a Sunday or a day on which commercial banks in New York City or Evansville, Indiana are required or authorized to be closed.

“Capitalized Lease” means, at any time, a lease with respect to which the lessee is required concurrently to recognize the acquisition of an asset and the incurrence of a liability in accordance with U.S. GAAP.

“Capital Lease Obligation” of a Person means the amount of the obligations of such Person under Capitalized Leases which would be shown as a liability on a balance sheet of such Person prepared in accordance with U.S. GAAP.

“Change in Control” is defined in Section 8.7(h).

Schedule B
(to Note Purchase Agreement)

“Closing” is defined in Section 3.

“Code” means the Internal Revenue Code of 1986, as amended, reformed or modified from time to time, and the rules and regulations promulgated thereunder from time to time.

“Company” means Vectren Capital, Corp., an Indiana corporation, or any successor thereto that shall have become such in the manner prescribed in Section 10.2.

“Confidential Information” is defined in Section 21.

“Consolidated Net Worth” means at any time the consolidated stockholders’ equity of Vectren and its Restricted Subsidiaries calculated on a consolidated basis as of such time in accordance with U.S. GAAP.

“Control Event” is defined in Section 8.7(i).

“Controlled Group” means all members of a controlled group of corporations or other business entities and all trades or businesses (whether or not incorporated) under common control which, together with Vectren or any of its Subsidiaries, are treated as a single employer under section 414 of the Code.

“Default” means an event or condition the occurrence or existence of which would, with the lapse of time or the giving of notice or both, become an Event of Default.

“Default Rate” means, with respect to any Note of a series, that rate of interest per annum that is the greater of (i) 2% above the rate of interest stated in clause (a) of the first paragraph of the Note of such series or (ii) 2% over the rate of interest publicly announced by JPMorgan Chase Bank, N.A. in New York (and its successors) as its “base” or “prime” rate.

“Disclosure Documents” is defined in Section 5.3.

“Environmental Laws” means any and all Federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including but not limited to those related to Hazardous Materials.

“ERISA” means the Employee Retirement Income  Security Act of 1974, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.

“ERISA Affiliate” means any trade or business  (whether or not incorporated) that is treated as a single employer together with the Company under section 414 of the Code.

“Event of Default” is defined in Section 12.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Fair Market Value” means, at any time and with respect to any property, the sale value of such property that would be realized in an arm’s-length sale at such time between an informed and willing buyer and an informed and willing seller (neither being under a compulsion to buy or sell), as reasonably determined in the good faith opinion of Vectren’s board of directors.

“Financial Contract Obligations” of a Person means (i) any exchange-traded or over-the-counter futures, forward, swap or option contract or other financial instrument with similar characteristics, (ii) any agreements, devices or arrangements providing for payments related to fluctuations of interest rates, exchange rates or forward rates, including, but not limited to, interest rate exchange agreements, forward currency exchange agreements, interest rate caps or collar protection agreements, forward rate currency or interest rate options or (iii) to the extent not otherwise included in the foregoing, any Rate Hedging Agreement.

“Governmental Authority” means

(a)the government of

(i)the United States of America or any State or other political subdivision thereof, or

(ii)any other jurisdiction in which either Obligor or any Subsidiary conducts all or any part of its business, or which asserts jurisdiction over any properties of either Obligor or any Subsidiary, or

(b)any entity exercising executive, legislative, judicial, regulatory or administrative functions of, or pertaining to, any such government.

“Guarantee” is defined in Section 1.

“Guaranteed Obligations” is defined in Section 11.1(a).

“Guaranty”  means, with respect to any Person, any obligation (except the endorsement in the ordinary course of business of negotiable instruments for deposit or collection and obligations which are not Indebtedness) of such Person guaranteeing or in effect guaranteeing any Indebtedness or dividend of any other Person in any manner, whether directly or indirectly, including (without limitation) obligations incurred through an agreement, contingent or otherwise, by such Person:

(a)to purchase such Indebtedness or obligation or any property constituting security therefor;

(b)to advance or supply funds (i) for the purchase or payment of such Indebtedness or obligation, or (ii) to maintain any working capital or other balance sheet condition or any income statement condition of any other Person or otherwise to advance or make available funds for the purchase or payment of such Indebtedness or obligation;

(c)to lease properties or to purchase properties or services primarily for the purpose of assuring the owner of such Indebtedness or obligation of the ability of any other Person to make payment of the Indebtedness or obligation; or

(d)otherwise to assure the owner of such Indebtedness or obligation against loss in respect thereof.

In any computation of the Indebtedness or other liabilities of the obligor under any Guaranty, the Indebtedness or other obligations that are the subject of such Guaranty shall be assumed to be direct obligations of such obligor.

“Hazardous Material” means any and all pollutants, toxic or hazardous wastes or other substances that might pose a hazard to health and safety, the removal of which may be required or the generation, manufacture, refining, production, processing, treatment, storage, handling, transportation, transfer, use, disposal, release, discharge, spillage, seepage or filtration of which is or shall be restricted, prohibited or penalized by any applicable law including, but not limited to, asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, petroleum, petroleum products, lead based paint, radon gas or similar restricted, prohibited or penalized substances.

“Holder” means, with respect to any Note, the Person in whose name such Note is registered in the register maintained by the Company pursuant to Section 14.1.

“Indebtedness” with respect to any Person means, at any time, without duplication,

(a)its liabilities for borrowed money;

(b)its liabilities for the deferred purchase price of property acquired by such Person (excluding accounts payable arising in the ordinary course of business but including all liabilities created or arising under any conditional sale or other title retention agreement with respect to any such property);

(c)all liabilities appearing on its balance sheet in accordance with U.S. GAAP in respect of Capital Lease Obligations and (ii) all liabilities which would appear on its balance sheet in accordance with U.S. GAAP in respect of Synthetic Leases assuming such Synthetic Leases were accounted for as Capitalized Leases;

(d)all liabilities for borrowed money secured by any Lien with respect to any property owned by such Person (whether or not it has assumed or otherwise become liable for such liabilities);

(e)Financial Contract Obligations of such Person;

(f)all liabilities of such Person with respect to vendor-take-back financing arrangements; and

(g)any Guaranty of such Person with respect to liabilities of a type described in any of clauses (a) through (f) hereof.

Indebtedness of any Person shall include all obligations of such Person of the character described in clauses (a) through (g) to the extent such Person remains legally liable in respect thereof notwithstanding that any such obligation is deemed to be extinguished under U.S. GAAP.

“INHAM Exemption” is defined in Section 6.2(e).

“Institutional Investor” means (a) any Purchaser of a Note, (b) any Holder of a Note holding (together with one or more of its affiliates) more than 3.0% of the aggregate principal amount of the Notes then outstanding, (c) any bank, trust company, savings and loan association or other financial institution, any pension plan, any investment company, any insurance company, any broker or dealer, or any other similar financial institution or entity, regardless of legal form, and (d) any Related Fund of any Holder of any Note.

“Lien” means, with respect to the property or assets of any Person, a mortgage, pledge, hypothecation, encumbrance, lien (statutory or other), charge or other security interest of any kind in or with respect to such property or assets (including, without limitation, any conditional sale or other title retention agreement, and any financing lease under which such Person is lessee having substantially the same economic effect as any of the foregoing).

“Make-Whole Amount” is defined in Section 8.6.

“Material” means material in relation to the business, operations, affairs, financial condition, assets or properties of Vectren and its Subsidiaries taken as a whole.

“Material Adverse Effect” means a material adverse effect on (a) the business, operations, affairs, financial condition, assets or properties of Vectren and its Restricted Subsidiaries taken as a whole, or (b) the ability of the Company or Vectren to perform its respective obligations under this Agreement, the Notes or the Guarantee, or (c) the validity or enforceability of this Agreement, the Notes or the Guarantee.

“Maximum Ratio” means 65%, provided that if the maximum ratio of Vectren’s (a) Consolidated Indebtedness (as defined in the Bank Credit Agreement), to (b) the sum Vectren’s Consolidated Indebtedness plus Consolidated Net Worth (as such terms are defined in the Bank Credit Agreement) permitted to exist under the Bank Credit Agreement (currently §6.17 of the Bank Credit Agreement) shall be changed to a percentage higher or lower than 65%, then the Maximum Ratio shall be so changed to the same percentage automatically without any consent required by the Holders of Notes, provided further that the Maximum Ratio shall not exceed a ratio higher than 70%.

“Memorandum” is defined in Section 5.3.

“Mortgage Indenture” means the Mortgage and Deed of Trust, dated as of April 1, 1932, between Southern Indiana Gas and Electric Company and Bankers Trust Company (as supplemented from time to time before or after the date hereof by various supplemental indentures thereto).

“Multiemployer Plan” means a Plan maintained pursuant to a collective bargaining agreement or any other arrangement to which Vectren or any member of the Controlled Group is a party to which more than one employer is obligated to make contributions.

“NAIC” means the National Association of Insurance Commissioners or any successor thereto.

“NAIC Annual Statement” is defined in Section 6.2(a).

“Net Proceeds” means the aggregate cash proceeds received by Vectren or any of the Restricted Subsidiaries, as the case may be, in respect of any sale, lease or disposition of assets, net of the direct costs relating to such sale, lease or disposition (including, without limitation, out of pocket legal, accounting and investment banking fees, and sales commissions) and taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions).

“Non-Recourse Indebtedness” means, except as expressly provided to the contrary herein, (i) Indebtedness of any Person that in accordance with U.S. GAAP would not be included as a liability on a balance sheet of such Person and (ii) Indebtedness of any Subsidiary of a Person which in accordance with U.S. GAAP would not be included as a liability on the consolidated balance sheet of such Person.

“Notes” is defined in Section 1.

“Obligors” is defined in the first paragraph of this Agreement.

“Officer’s Certificate” means a certificate of a Senior Financial Officer or of any other officer of the Company whose responsibilities extend to the subject matter of such certificate.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA or any successor thereto.

“Permanent Restricted Subsidiaries” means each of the Company, Vectren Utility Holdings, and each Subsidiary of Vectren Utility Holdings.

“Person” means an individual, partnership, corporation, limited liability company, association, trust, unincorporated organization, business entity or Governmental Authority.

“Plan” means an employee pension benefit plan which is covered by Title IV of ERISA or subject to the minimum funding standards under section 412 of the Code as to which Vectren or any member of the Controlled Group may have any liability.

“Property” of a Person means any and all property, whether real, personal, tangible, intangible, or mixed, of such Person, or other assets owned, leased or operated by such Person.

“Proposed Prepayment Date” is defined in Section 8.7(c).

“PUHCA” means the Public Utility Holding Company Act of 2005, as amended.

“Purchaser” is defined in the first paragraph of this Agreement.

“QPAM Exemption” means Prohibited Transaction Class Exemption 84-14 issued by the United States Department of Labor.

“Qualified Institutional Buyer” means any Person who is a “qualified institutional buyer” within the meaning of such term as set forth in Rule 144A(a)(1) under the Securities Act.

“Ratable Portion” means, with respect to any Note, an amount equal to the product of (x) the amount equal to the Net Proceeds being so applied to the prepayment of Senior Indebtedness in accordance with Section 10.6(2), multiplied by (y) a fraction the numerator of which is the outstanding principal amount of such Note and the denominator of which is the aggregate principal amount of Senior Indebtedness of the Company and its Restricted Subsidiaries being prepaid pursuant to Section 10.6(2).

“Rate Hedging Agreement” means an agreement, device or arrangement providing for payments which are related to fluctuations of interest rates, exchange rates or forward rates, including, but not limited to, dollar-denominated or cross-currency interest rate exchange agreements, forward currency exchange agreements, interest rate caps or collar protection agreements, forward rate currency or interest rate options, puts and warrants.

“Related Fund” means, with respect to any Holder of any Note, any fund or entity that (i) invests in Securities or bank loans, and (ii) is advised or managed by such Holder, the same investment advisor as such Holder or by an Affiliate of such Holder or such investment advisor.

“Required Holders” means, at any time, the Holders of more than 50% in principal amount of the Notes at the time outstanding (exclusive of Notes then owned by either Obligor or any of their respective Affiliates).

“Reportable Event” means a reportable event as defined in section 4043 of ERISA and the regulations issued under such section, with respect to a Plan, excluding, however, such events as to which the PBGC has by regulation waived the requirement of section 4043(a) of ERISA that it be notified within 30 days of the occurrence of such event, provided, however, that a failure to meet the minimum funding standard of section 412 of the Code or of section 302 of ERISA shall be a Reportable Event regardless of the issuance of any such waiver of the notice requirement in accordance with either section 4043(a) of ERISA or section 412(d) of the Code.

“Responsible Officer” means any Senior Financial Officer and any other officer of the Company or Vectren with responsibility for the administration of the relevant portion of this Agreement.

“Restricted Subsidiary” means any Subsidiary of Vectren or a Restricted Subsidiary which Vectren has not designated an Unrestricted Subsidiary by notice in writing given to the Holders of the Notes in accordance with Section 9.8.  Each of the Permanent Restricted Subsidiaries shall at all times remain a Restricted Subsidiary.

“Securities” or “Security” shall have the meaning specified in section 2(1) of the Securities Act.

“Securities Act” means the Securities Act of 1933, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.

“SEC Reports” means, collectively, Vectren’s Annual Report on Form 10-K for the year ended December 31, 2009, Vectren’s Quarterly Report on Form 10-Q for the quarters ended March 31, 2010 and June 30, 2010, and any future filings made by Vectren with the Securities and Exchange Commission under section 13(a), 13(c), 14 or 15(d) of the Exchange Act during the period after the date of the Memorandum and on or prior to the Closing.

“Senior Financial Officer” means the Chief Financial Officer, Treasurer or Assistant Treasurer of the Company or of Vectren, as the context may require.

“Senior Indebtedness” means, as of the date of any determination thereof, all Total Debt, other than Subordinated Indebtedness.

“Series A Notes” is defined in Section 1.

“Series B Notes” is defined in Section 1

“Single Employer Plan” means a Plan maintained by Vectren or any member of the Controlled Group for employees of Vectren or any member of the Controlled Group.

“Subordinated Indebtedness” means all unsecured Indebtedness of Vectren or its Restricted Subsidiaries which shall contain or have applicable thereto subordination provisions providing for the subordination thereof to other Indebtedness of Vectren and its Restricted Subsidiaries (including, without limitation, subordination to the obligations of Vectren and the Company under this Agreement or the Notes).

“Subsidiary” means, as to any Person, any corporation, association or other business entity in which such Person or one or more of its Subsidiaries or such Person and one or more of its Subsidiaries owns sufficient equity or voting interests to enable it or them (as a group) ordinarily, in the absence of contingencies, to elect a majority of the directors (or Persons performing similar functions) of such entity.  Unless the context otherwise clearly requires, any reference to a “Subsidiary” is a reference to a Subsidiary of Vectren.

“Subsidiary Guarantor” means each Subsidiary which is party to the Subsidiary Guaranty.

“Subsidiary Guaranty” is defined in Section 9.9 of this Agreement.

“Successor Corporation” is defined in Section 10.2 of this Agreement.

“SVO” means the Securities Valuation Office of the NAIC or any successor to such Office.

“Synthetic Lease” means, at any time, any lease (including leases that may be terminated by the lessee at any time) of any property (a) that is accounted for as an operating lease under U.S. GAAP and (b) in respect of which the lessee retains or obtains ownership of the property so leased for U.S. federal income tax purposes, other than any such lease under which such Person is the lessor.

“Total Capitalization” means the sum of Total Debt and Consolidated Net Worth.

“Total Debt” at any time means all Indebtedness of Vectren and its Restricted Subsidiaries at such time determined on a consolidated basis in accordance with U.S. GAAP.

“Unfunded Liabilities” means the amount (if any) by which the present value of all vested and unvested accrued benefits under all Single Employer Plans exceeds the fair market value of all such Plan assets allocable to such benefits, all determined as of the then most recent valuation date for such Plans using PBGC actuarial assumptions for single employer plan terminations.

“Unrestricted Subsidiary” means any Subsidiary (other than the Permanent Restricted Subsidiaries) of Vectren so designated by Vectren in accordance with Section 9.8.

“USA Patriot Act” means United States Public Law 107-56, Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA Patriot Act) Act of 2001, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.

“U.S. GAAP” means generally accepted accounting principles as in effect from time to time in the United States of America.

“Vectren Utility Holdings” means Vectren Utility Holdings, Inc.

“VUHI Credit Agreement” means the credit agreement among Vectren Utility Holdings, as borrower, Indiana Gas Company, Inc., as Guarantor, Southern Indiana Gas and Electric Company, as Guarantor, Vectren Energy Delivery of Ohio, Inc., as Guarantor and J.P. Morgan Chase Bank, N.A., as Administrative Agent dated as of November 10, 2005 as such agreement may be hereafter amended, modified, restated, supplemented, refinanced, increased or reduced from time to time, and any successor credit agreement or similar facilities.

“Wholly-Owned Subsidiary” of a Person means (i) any Subsidiary all of the outstanding voting securities of which shall at the time be owned or controlled, directly or indirectly, by such Person or one or more Wholly-Owned Subsidiaries of such Person, or by such Person and one or more Wholly-Owned Subsidiaries of such Person, or (ii) any partnership, limited liability company, association, joint venture or similar business organization 100% of the ownership interests having ordinary voting power of which shall at the time be so owned or controlled.

SCHEDULE 5.4

Organization and Ownership of Shares of Subsidiaries1; Affiliates

(a)	Subsidiaries (all of which are Wholly-Owned Subsidiaries):

Name of entity	State of Incorporation/Jurisdiction
Cypress Creek Mine, Inc.	Indiana
Cypress Creek Mine, LLC	Indiana
Energy Realty, Inc.	Indiana
Energy Systems Group, Inc.	Indiana
Energy Systems Group, LLC	Indiana
Energy Systems Group, SE, Inc.	Indiana
ESG Biofuels (Blackfoot), LLC	Indiana
ESG Biofuels (JC), LLC	Indiana
ESG Biofuels (Live Oak), LLC	Indiana
ESG Carolina Holdings, LLC	North Carolina
ESG Clean Fuels, LLC	Indiana
ESG Engineering Corp	North Carolina
ESG Pipeline (JC), LLC	Indiana
Indiana Gas Company, Inc.	Indiana, Ohio
Joint Ventures Affiliated II, Inc.	Indiana
MCN 747 22nd Street, LLC	Delaware
MCN Equities, Inc.	Delaware
Miller Pipeline Corporation	Indiana
Mountain Home Energy Center, LLC	Indiana
MP Acquisition Corp.Inc.	Indiana
Oaktown Fuels Mine No.1, LLC	Indiana
Oaktown Fuels Mine No.2, LLC	Indiana
Prosperity Mine, LLC	Indiana
SFI Coal Sales, LLC	Indiana
Share the Warmth, Inc.	Indiana
SIP-GT I, Inc.	Indiana
SIRO Partners, LLP (to be dissolved)	Indiana
Southern Indiana Gas and Electric Company, Inc.	Indiana
Southern Indiana Joint Ventures, Inc.	Indiana
Southern Indiana Properties, Inc.	Indiana
Southwest Lease Capital, Inc.	Indiana
Vectren Aero, LLC	Indiana
Vectren Broadband, Inc.	Indiana
Vectren Capital Corp.	Indiana
Vectren Communications Services, Inc.	Indiana
Vectren Communications, Inc.	Indiana

1 All of the subsidiaries are Restricted Subsidiaries.

Schedule 5.4
  (to Note Purchase Agreement)

Vectren Energy Delivery of Ohio, Inc.	Ohio
Vectren Energy Marketing and Services, Inc.	Indiana
Vectren Energy Retail, Inc.	Indiana
Vectren Energy Services, Inc.	Indiana
Vectren Enterprises, Inc.	Indiana
Vectren Environmental Services, Inc.	Indiana
Vectren Financial Group, Inc.	Indiana
Vectren Fuels, Inc.	Indiana
Vectren Generation Services, Inc.	Indiana
Vectren Power Marketing, Inc.	Indiana
Vectren Products and Services, LLC	Indiana
Vectren Retail, LLC	Indiana, Ohio
Vectren Synfuels, Inc.	Indiana
Vectren Utility Holdings, Inc.	Indiana
Vectren Utility Services, Inc.	Indiana
Vectren Ventures, Inc.	Indiana

Other Entities in which Vectren has an interest:

Name of Entity	State of Incorporation/Jurisdiction	Percentages of Capital Stock/Share of Profit/Loss Owned by Vectren Corporation and its Subsidiaries
Boston Finanical Qualified Housing TC III, LP	Delaware	<1%2
Cambridge Ventures, LP	Indiana	4.4%2
C.H. Barnett, LLC	Indiana	45%
Crawfordsville Community Housing, LP	Indiana	49.5%2
Deerfield Commons I, LP	Indiana	99%2
Gazelle Tech Ventures Fund, LP	Delaware	3.3%2
Haddington Energy Partners II, LP	Delaware	42.6%2
Haddington Energy Partners, LP	Delaware	37.0%2
Heartland Gas Pipeline, LLC	Indiana	30.5%

2 Limited partnership interests

5.4-2

House Investments Martz TCF I, LP	Indiana	99%2
House Investments Martz TCF II, LP	Indiana	82%2
House Investments-Midwest Corporate Tax Credit Fund II, LP	Indiana	8.3%2
Lebanon Housing Partnership, LP	Indiana	37.1%2
Lee 8 Storage Partnership	Michigan	31.1%
Liberty Gas Storage, LLC	Delaware	15.2%
Martin Lamplighter Investments, LP	Indiana	99%2
Monument Capital Partners2, LP	Delaware	4.1%2
Northern Storage, LLC	Indiana	61%3
Ohio Valley Hub, LLC	Indiana	61%3
Pedcor Investments 1996-XXV, LP	Indiana	49.5%2
ProLiance Capital, LLC	Indiana	61%3
ProLiance Energy, LLC	Indiana	61%3
ProLiance Holdings, LLC	Indiana	61%3
ProLiance Transportation and Storage, LLC	Indiana	61%3
ProLiance Transportation and Storage-Heartland, LLC	Indiana	61%3
ProLiance Transportation and Storage-Liberty, LLC	Indiana	61%3
Reliant Services, LLC	Indiana	50%
Relius Energy, LLC	Indiana	61%3
Sigcorp Energy Services, LLC	Indiana	61%3
Sigcorp Gas Marketing, LLC	Indiana	61%3
Signature Energy Management, LLC	Indiana	61%3
White River Storage, LLC	Indiana	61%3

3 Since governance and voting rights are at 50% for each member, Vectren accounts for this investment using the equity method of accounting.

5.4-3

Whitehall Street Real Estate V, LP	Delaware	<1%2

Directors and Executive Officers of Vectren Corporation:

Directors	Executive Officers

John D. Engelbrecht William G. Mays	Carl L. Chapman	President and Chief Executive Officer
J. Timothy McGinley Michael L. Smith	Jerome A. Benkert, Jr.	Executive Vice President and Chief Financial Officer
R. Daniel Sadlier Martin C. Jischke	William S. Doty	Executive Vice President of Utility Operations
Jean L. Wojtowicz Carl L. Chapman Niel C. Ellerbrook	Ronald E. Christian	Executive Vice President, Chief Administrative Officer, General Counsel and Corporate Secretary
Anton H. George Robert L. Koch II
Martin C. Jischke Michael L. Smith

(b)Liens for taxes, assessments or governmental charges or levies which are not delinquent or are being contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP have been set aside on its books.

(d)Certain Restrictions

The payment of cash dividends on common stock of Southern Indiana Gas and Electric Company (“SIGECO”) to Vectren Utility Holdings, Inc. (“VUHI”) is, in effect, restricted by SIGECO’s First Mortgage Indenture (the “Mortgage”).  The Mortgage restricts dividends to accumulated surplus available for distribution to common stock earned subsequent to December 31, 1947 if amounts deducted from earnings for current repairs and maintenance and provisions for renewals, replacements and depreciation of all the property of SIGECO are less than amounts specified in the Mortgage.  (Section 1.02 of the Supplemental Indenture dated as of July 1, 1948, as supplemented.)  No amount was restricted against cash dividends on common stock as of December 31, 2009 under this restriction.

5.4-4

SCHEDULE 5.11

LICENSES, PERMITS, ETC.

None.

Schedule 5.11
  (to Note Purchase Agreement)

SCHEDULE 5.15

Existing Indebtedness

(a)

Vectren Corporation
Consolidated Schedule of Debt - June 30, 2010
($000's)
	Interest			Maturity	Outstanding
Company	Rate		Debt Series	Date	Amount	Type
Indiana Gas Company	6.690%		Series E 5	06/10/13	5,000	Senior Unsecured
(“IGC”)	7.150%		Series E 1	03/15/15	5,000	Senior Unsecured
	6.690%		Series E 4	12/21/15	5,000	Senior Unsecured
	6.690%		Series E 6	12/29/15	10,000	Senior Unsecured
	6.530%		Series E 3	06/27/25	10,000	Senior Unsecured
	6.420%		Series E 7	07/07/27	5,000	Senior Unsecured
	6.680%		Series E 8	07/07/27	1,000	Senior Unsecured
	6.340%		Series F 2	12/10/27	20,000	Senior Unsecured
	6.360%		Series F 5	05/01/28	10,000	Senior Unsecured
	6.550%		Series F 6	06/30/28	20,000	Senior Unsecured
	7.080%		Series G	10/05/29	30,000	Senior Unsecured
Total IGC					121,000

Southern Indiana Gas and Electric Company	0.250%	1	1985 Series A	07/01/15	9,775	First Mortgage Bonds
(“SIGECO”)	8.875%		1986 Series	06/01/16	13,000	First Mortgage Bonds
	4.500%		1998 Series B	03/01/20	4,640	First Mortgage Bonds
	5.150%		1993 Series B	05/01/23	22,550	First Mortgage Bonds
	4.650%		2000 Series A	03/01/24	22,500	First Mortgage Bonds
	0.250%	1	1998 Series A	03/01/25	31,500	First Mortgage Bonds
	6.720%		1999 Series	08/01/29	80,000	First Mortgage Bonds
	5.000%		1998 Series B	03/01/30	22,000	First Mortgage Bonds
	5.350%		1998 Series C	03/01/30	22,200	First Mortgage Bonds
	5.400%		2009 Series	09/01/40	22,300	First Mortgage Bonds
	5.450%		2007 Series	01/01/41	17,000	First Mortgage Bonds

Schedule 5.15
(to Note Purchase Agreement)

Total SIGECO					267,465

Vectren Utility Holdings Inc.	2	6.625%	2001 Sr Notes	12/01/11	250,000	Senior Unsecured
(“VUHI”)		5.250%	2003 Sr Notes	08/01/13	100,000	Senior Unsecured
		5.450%	2005 Sr Notes	12/01/15	75,000	Senior Unsecured
		5.750%	2003 Sr Notes	08/01/18	100,000	Senior Unsecured
		6.280%	2009 Sr Notes	04/07/20	100,000	Senior Unsecured
		6.100%	2005 Sr Notes	12/01/35	75,000	Senior Unsecured
		5.950%	2006 Sr Notes	10/01/36	97,156	Senior Unsecured
		6.250%	2008 Sr Notes	04/01/39	121,901	Senior Unsecured
Total VUHI					919,057

Vectren Capital Corp	3	4.990%	2005 Senior Notes	12/15/10	25,000	Senior Unsecured
(“Capital”)		7.980%	2000 Senior Notes	12/21/10	22,500	Senior Unsecured
		7.430%	1997 Senior Notes	04/25/12	35,000	Senior Unsecured
		5.130%	2005 Senior Notes	12/15/12	25,000	Senior Unsecured
		6.370%	2009 Senior Notes	03/11/14	30,000	Senior Unsecured
		5.310%	2005 Senior Notes	12/15/15	75,000	Senior Unsecured
		6.920%	2009 Senior Notes	03/11/16	60,000	Senior Unsecured
		7.300%	2009 Senior Notes	03/11/19	60,000	Senior Unsecured
Total Capital					332,500

Other Long-Term Notes Payable					680	Miller Equipment Loan
Total Long-Term Debt Outstanding					1,640,702
Current Maturities of Long-Term Debt					(47,500)	Vectren Capital Notes
Long-Term Debt Subject to Tender					(41,275)	SIGECO Bonds
Unamortized debt premium & discount - net					(2,518)
Total Long-Term Debt - net					1,549,409

Notes Payable - Current					145,600	Vectren Capital 3
Long-Term Debt Subject to Tender					41,275	SIGECO Bonds
Current Maturities of Long-Term Debt					47,500	Vectren Capital Notes
Current Maturities of Long-Term Notes Payable					1,614	Miller Equipment Loan

	Total Short-Term Debt	235,989

	Total Consolidated Debt	1,785,398

	Vectren Corporate Guaranties:
	Vectren Aero Lease	2,759
	ProLiance Pipeline Contract	2,725

	Total Existing Indebtedness	1,790,882

1	This is a Variable Rate Demand Bond with a weekly reset of the interest rate. Rate shown is as of June 30, 2010.
2	Guaranteed by IGC, SIGECO and Vectren Energy Delivery of Ohio, Inc.
3	Guaranteed by Vectren Corporation.

(b)None

(c)(i)   Section 6.11 of the Credit Agreement, dated November 10, 2005, among Vectren Capital, Corp., Vectren Corporation and various financial institutions imposes, subject to certain exceptions, limits on the incurring of indebtedness by Vectren Corporation, Vectren Capital, Corp. and Subsidiaries of Vectren Corporation (other than Vectren Utility Holdings, Inc. and its Subsidiaries). There is an exception for Indebtedness existing on November 10, 2005 and a $300,000,000 basket for additional Indebtedness. Section 6.17 of the Credit Agreement provides that Vectren will not permit the ratio of its Consolidated Indebtedness to Consolidated Indebtedness plus Consolidated Net Worth to be greater than .65 to 1.0. Section 6.15 of the Credit Agreement dated as of November 10, 2005 among Vectren Utility Holdings, Inc., Indiana Gas Company, Inc., Southern Indiana Gas and Electric Company and Vectren Energy Delivery of Ohio, Inc. and Various Financial Institutions also provides that VUHI will not permit the ratio of its Consolidated Indebtedness to Consolidated Indebtedness plus Consolidated Net Worth to be greater than .65 to 1.0.

(c)(ii)   Section 10.7 of the Note Purchase Agreement, dated as of March 11, 2009 among Vectren Corporation, Vectren Capital Corp. and the noteholders party thereto, contains a restriction on the incurrence of Indebtedness to the effect that Indebtedness will not be incurred if the ratio of Total Debt to Total Capitalization would exceed 65%; provided that such ratio will be adjusted to the same extent the same covenant in the Vectren Capital, Corp. Bank Credit Agreement is adjusted above or below 65% provided that the ratio may not exceed 70%.

(c)(iii)  Section 10.7 of the Note Purchase Agreement, dated as of October 11, 2005, as amended by the First Amendment to Note Purchase Agreement, dated of March 11, 2009, among Vectren Corporation, Vectren Capital Corp. and the noteholders party thereto, contains a restriction on the incurrence of Indebtedness to the effect that Indebtedness will not be incurred if the ratio of Total Debt to Total Capitalization would exceed 65%; provided that such ratio will be adjusted to the same extent the same covenant in the Vectren Capital, Corp. Bank Credit Agreement is adjusted above or below 65% provided that the ratio may not exceed 70%.

(c)(iv)Section 10.7 of the Note Purchase Agreement, dated as of December 21, 2000, as amended by the First Amendment to Note Purchase Agreement, dated as of October 11, 2005, among Vectren Corporation, Vectren Capital

Corp. and the noteholders party thereto, contains a restriction on the incurrence of Indebtedness to the effect that Indebtedness will not be incurred if the ratio of Total Debt to Total Capitalization would exceed 75%.

(c)(v)Section 10.6 of the Note Purchase Agreement, dated as of April 25, 1997, as amended by the First Amendment to Note Purchase Agreement, dated as of October 22, 2005, and the Second Amendment to Note Purchase Agreement, dated as of March 11, 2009, among Vectren Corporation (successor to Sigcorp, Inc.), Vectren Capital Corp. (f/k/a Sigcorp Capital, Inc.) and the noteholders party thereto, contains a restriction on the incurrence of Indebtedness to the effect that Indebtedness will not be incurred if the ratio of total Debt to Total Capitalization would exceed 65%; provided that such ratio will be adjusted to the same extent the same covenant in the Vectren Capital, Corp. Bank Credit Agreement is adjusted above or below 65% provided that the ratio may not exceed 70%.

(c)(vi) Section 10.6 of the Note Purchase Agreement, dated as of April 7, 2009, among Vectren Utility Holdings, Inc., Indiana Gas Company, Inc., Southern Indiana Gas and Electric Company and Vectren Energy Delivery of Ohio, Inc. and the noteholders party thereto, contains a restriction on the incurrence of Indebtedness to the effect that Indebtedness will not be incurred if the ratio of Total Debt to Total Capitalization would exceed 65%; provided that such ratio will be adjusted to the same extent the same covenant in the Vectren Utility Holdings, Inc. Bank Credit Agreement is adjusted above or below 65% provided that the ratio may not exceed 70%.

(c)(vii)  The restrictions on indebtedness contained in the Mortgage (as defined in Schedule 5.4) are incorporated herein by reference.

Form of Series A Note

[Add legend from Section 14.4 of the Note Purchase Agreement if required]

Vectren Capital, Corp.

3.48% Guaranteed Senior Notes, Series A due December 15, 2017
No. [_____]	_______, 20___
$[_______]	PPN: 92240@ AK1

For value received, the undersigned, Vectren Capital, Corp. (herein called the “Company”), a corporation organized and existing under the laws of the State of Indiana, hereby promises to pay to [____________], or registered assigns, the principal sum of [____________] Dollars (or so much thereof as shall not have been prepaid) on December 15, 2017, with interest (computed on the basis of a 360-day year of twelve 30-day months) (a) on the unpaid balance hereof at the rate of 3.48% per annum from the date hereof, payable semiannually, on the 15th day of June and December in each year, commencing on June 15, 2011, until the principal hereof shall have become due and payable, and (b) to the extent permitted by law, on any overdue payment of interest and, during the continuance of an Event of Default, on such unpaid balance and on any overdue payment of any Make-Whole Amount, at a rate per annum from time to time equal to the greater of (i) 2% per annum above the rate of interest stated in clause (a) or (ii) 2% over the rate of interest publicly announced by JPMorgan Chase Bank, N.A. in New York as its “base” or “prime” rate (or, at the option of the registered Holder hereof, on demand).

Payments of principal of, interest on and any Make-Whole Amount with respect to this Note are to be made in lawful money of the United States of America at the principal office of JPMorgan Chase Bank, N.A. in New York City or at such other place as the Company shall have designated by written notice to the Holder of this Note as provided in the Note Purchase Agreement referred to below.

This Note is one of a series of Guaranteed Senior Notes (herein called the “Notes”) issued pursuant to the Note Purchase Agreement, dated as of September 9, 2010 (as from time to time amended, the “Note Purchase Agreement”), between the Company, Vectren Corporation (“Vectren”) and the respective Purchasers named therein and is entitled to the benefits thereof.  Each Holder of this Note will be deemed, by its acceptance hereof, to have (i) agreed to the confidentiality provisions set forth in Section 21 of the Note Purchase Agreement and (ii) made the representation set forth in Section 6.1 and 6.2 of the Note Purchase Agreement.  Unless otherwise indicated, capitalized terms used in this Note shall have the respective meanings ascribed to such terms in the Note Purchase Agreement.

Exhibit 1-A
(to Note Purchase Agreement)

This Note is entitled to the benefits of the Guarantee.  Reference is hereby made to Section 11 of the Note Purchase Agreement for a statement of the rights, duties, and obligations of Vectren with respect to the Guarantee.

The Company and the Guarantor waive all relief from valuation and appraisement laws.

This Note is a registered Note and, as provided in the Note Purchase Agreement, upon surrender of this Note for registration of transfer, duly endorsed, or accompanied by a written instrument of transfer duly executed, by the registered Holder hereof or such Holder’s attorney duly authorized in writing, a new Note of this Series for a like principal amount will be issued to, and registered in the name of, the transferee.  Prior to due presentment for registration of transfer, the Company may treat the person in whose name this Note is registered as the owner hereof for the purpose of receiving payment and for all other purposes, and the Company will not be affected by any notice to the contrary.

This Note is subject to optional prepayment, in whole or from time to time in part, at the times and on the terms specified in the Note Purchase Agreement, but not otherwise.

If an Event of Default occurs and is continuing, the principal of this Note may be declared or otherwise become due and payable in the manner, at the price (including any applicable Make-Whole Amount) and with the effect provided in the Note Purchase Agreement.

E-1-A-2

This Note shall be construed and enforced in accordance with, and the rights of the Company, Vectren and the Holder of this Note shall be governed by, the law of the State of Indiana excluding choice-of-law principles of the law of such State that would require the application of the laws of a jurisdiction other than such State.

Vectren Capital, Corp.

By:
Title

Vectren Corporation

By:
Title

E-1-A-3

Form of Series B Note

[Add legend from Section 14.4 of the Note Purchase Agreement if required]

Vectren Capital, Corp.

4.53% Guaranteed Senior Notes, Series B due December 15, 2025

No. [_____]	_______, 20___
$[_______]	PPN: 92240@ AL9

For value received, the undersigned, Vectren Capital, Corp. (herein called the “Company”), a corporation organized and existing under the laws of the State of Indiana, hereby promises to pay to [____________], or registered assigns, the principal sum of [____________] Dollars (or so much thereof as shall not have been prepaid) on December 15, 2025, with interest (computed on the basis of a 360-day year of twelve 30-day months) (a) on the unpaid balance hereof at the rate of 4.53% per annum from the date hereof, payable semiannually, on the 15th day of June and December in each year, commencing on June 15, 2011, until the principal hereof shall have become due and payable, and (b) to the extent permitted by law, on any overdue payment of interest and, during the continuance of an Event of Default, on such unpaid balance and on any overdue payment of any Make-Whole Amount, at a rate per annum from time to time equal to the greater of (i) 2% per annum above the rate of interest stated in clause (a) or (ii) 2% over the rate of interest publicly announced by JPMorgan Chase Bank, N.A. in New York as its “base” or “prime” rate (or, at the option of the registered Holder hereof, on demand).

Payments of principal of, interest on and any Make-Whole Amount with respect to this Note are to be made in lawful money of the United States of America at the principal office of JPMorgan Chase Bank, N.A. in New York City or at such other place as the Company shall have designated by written notice to the Holder of this Note as provided in the Note Purchase Agreement referred to below.

This Note is one of a series of Guaranteed Senior Notes (herein called the “Notes”) issued pursuant to the Note Purchase Agreement, dated as of September 9, 2010 (as from time to time amended, the “Note Purchase Agreement”), between the Company, Vectren Corporation (“Vectren”) and the respective Purchasers named therein and is entitled to the benefits thereof.  Each Holder of this Note will be deemed, by its acceptance hereof, to have (i) agreed to the confidentiality provisions set forth in Section 21 of the Note Purchase Agreement and (ii) made the representation set forth in Sections 6.1 and 6.2 of the Note Purchase Agreement.  Unless otherwise indicated, capitalized terms used in this Note shall have the respective meanings ascribed to such terms in the Note Purchase Agreement.

Exhibit 1-B
(to Note Purchase Agreement)

This Note is entitled to the benefits of the Guarantee.  Reference is hereby made to Section 11 of the Note Purchase Agreement for a statement of the rights, duties, and obligations of Vectren with respect to the Guarantee.

The Company and the Guarantor waive all relief from valuation and appraisement laws.

This Note is a registered Note and, as provided in the Note Purchase Agreement, upon surrender of this Note for registration of transfer, duly endorsed, or accompanied by a written instrument of transfer duly executed, by the registered Holder hereof or such Holder’s attorney duly authorized in writing, a new Note of this Series for a like principal amount will be issued to, and registered in the name of, the transferee.  Prior to due presentment for registration of transfer, the Company may treat the person in whose name this Note is registered as the owner hereof for the purpose of receiving payment and for all other purposes, and the Company will not be affected by any notice to the contrary.

This Note is subject to optional prepayment, in whole or from time to time in part, at the times and on the terms specified in the Note Purchase Agreement, but not otherwise.

If an Event of Default occurs and is continuing, the principal of this Note may be declared or otherwise become due and payable in the manner, at the price (including any applicable Make-Whole Amount) and with the effect provided in the Note Purchase Agreement.

E-1-B-2

This Note shall be construed and enforced in accordance with, and the rights of the Company, Vectren and the Holder of this Note shall be governed by, the law of the State of Indiana excluding choice-of-law principles of the law of such State that would require the application of the laws of a jurisdiction other than such State.

Vectren Capital, Corp.

By:
Title

Vectren Corporation

By:
Title

E-1-B-3

Form of Opinion of Counsel to the Company and the Guarantor

1. Each Obligor and each of the Restricted Subsidiaries listed in Annex I hereto is duly organized and validly existing under the laws of the State of Indiana.  The Company has the corporate power and authority to issue and sell the Notes and to execute, deliver, and perform its obligations under the Note Purchase Agreement and the Notes.  Vectren has the corporate power and authority to execute, deliver, and perform its obligations under the Note Purchase Agreement including, without limitation, the Guarantee.

2.Based solely on our review of certificates issued by the Secretaries of State of each applicable jurisdiction, each Obligor and each Restricted Subsidiary listed in Annex I hereto is duly qualified and (where applicable) is in good standing as a foreign corporation in each jurisdiction in which such qualification is required by law, other than those jurisdictions as to which the failure to be so qualified or in good standing could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

3.The Note Purchase Agreement and the Notes have been duly authorized by all necessary corporate action on the part of each Obligor and have been duly executed and delivered by each Obligor.

4.The execution, delivery, and performance of the Note Purchase Agreement, the Notes and the Guarantee and the consummation of the transactions contemplated thereby do not and (absent change in any applicable law, rule, regulation, agreement, or other instrument binding upon the Obligors or court order) will not violate or constitute a default under, (i) any laws, rules, or regulations within the scope of this opinion, (ii) the Articles of Incorporation or By-Laws of the Company or Vectren, as applicable, or (iii) any Other Agreement that is binding upon either Obligor or any court order known to us that is binding upon any Obligor.

5.All consents or authorizations of any governmental authority of the United States or the State of Indiana required on the part of either Obligor to issue and sell the Notes and execute, deliver and perform the Note Purchase Agreement have been obtained.

6.To the best of our knowledge, no litigation, investigation, or proceeding of or before any arbitrator or governmental authority is pending or threatened by or against the Obligors with respect to the validity of the Note Purchase Agreement, the Notes or the Guarantee.

7.The Note Purchase Agreement and the Notes constitute legal, valid, and binding agreements of the Company and Vectren, enforceable against the Company and Vectren in accordance with its respective terms, except as the same may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting the enforcement of creditors’ rights generally, (ii) general principles of equity (regardless of whether enforceability is considered in proceedings at law or in equity); and (iii) the qualification that the availability of the remedy of specific performance or injunctive relief or of other equitable relief is subject to the discretion of the court before which any proceeding therefor may be brought.

Exhibit 4.4(a)(i)
  (to Note Purchase Agreement)

8.Based upon the representations and warranties of the Obligors set forth in Section 5.13 of the Note Purchase Agreement and your representations set forth in Section 6.1 of the Note Purchase Agreement, it is not necessary in connection with the offering, sale and delivery of the Notes, under the circumstances contemplated by the Note Purchase Agreement to register the Notes or the Guarantee under the Securities Act of 1933, as amended, or to qualify an indenture in respect of the Notes or the Guarantee under the Trust Indenture Act of 1939, as amended.

9.Neither the execution and delivery by the Company and Vectren of the Note Purchase Agreement and the execution and delivery by the Company of the Notes, nor the execution and delivery by Vectren of the Guarantee, nor the performance by the Obligors of their respective obligations thereunder (including the use of the proceeds from the sale of the Notes in accordance with the Note Purchase Agreement) will violate any provision of Regulations T, U and X of the Board of Governors of the Federal Reserve System.

10.Neither Obligor is an “investment company” or entity “controlled” by an “investment company” as such terms are defined in the Investment Company of 1940, as amended.

The term “Other Agreement” as used in this opinion letter shall include only those contracts and agreements to which an Obligor is a party or by which any of the Obligors is bound, the breach or default of which would result in a Material Adverse Effect, in each case as determined by officers of the Obligors and identified to us in a Certificate to Counsel.

E-4.4(a)9i)-2

Restricted Subsidiaries

Vectren Corporation, an Indiana corporation

Vectren Capital, Corp., an Indiana corporation

Indiana Gas Company, Inc., an Indiana and Ohio corporation4

Southern Indiana Gas and Electric Co., Inc., an Indiana corporation

1Indiana Gas Company, Inc. (“IGC”) is incorporated under the laws of both the State of Indiana and the State of Ohio.  Barnes & Thornburg LLP expressly disclaims any opinion in respect of IGC’s corporate organization and/or existence in the State of Ohio.

Annex 1
  (to Exhibit 4.4(a)(i))

Form of Opinion of Ohio Counsel to the Company

1.Indiana Gas Company, Inc. is a corporation duly incorporated, validly existing, and in good standing under the laws of the State of Ohio.

2.Vectren Energy Delivery of Ohio, Inc. (“VEDO”) is a corporation duly incorporated, validly existing, and in good standing under the laws of the State of Ohio.

3.Based solely upon an officer’s certificate, VEDO is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the character of its properties or the nature of its activities make such qualification necessary or desirable.

Exhibit 4.4(a)(ii)
(to Note Purchase Agreement)

Form of Opinion of Special Counsel to the Purchasers

1.The Agreement constitutes a legal, valid and binding agreement of the Company and Vectren, enforceable against the Company and Vectren in accordance with its terms.5

2.The Guarantee constitutes a legal, valid and binding agreement of Vectren, enforceable against Vectren in accordance with its terms.

3.The Notes being purchased by you today constitute legal, valid and binding obligations of the Company enforceable against the Company in accordance with their respective terms.

4.It is not necessary in connection with the valid offer, sale and delivery of said Notes, under the circumstances contemplated by the Agreement, to register said Notes or the Guarantee under the Securities Act or to qualify an indenture in respect of the Notes or the Guarantee under the Trust Indenture Act of 1939, as amended.

5.No consent, approval or authorization of, or registration, filing or declaration with, any New York State Governmental Authority is required for the validity of the execution and delivery of or for the performance by the Obligors of the Agreement or the Notes or by Vectren of the Guarantee.

6.Each of the opinions of (i) Barnes & Thornburg LLP, Indiana counsel for the Obligors and (ii) Kegler, Brown, Hill and Ritter, Ohio counsel for the Obligors, in each case dated today and delivered to you pursuant to Section 4.4(a) of the Agreement, is satisfactory to us in form and together are satisfactory to us in scope with respect to the matters specified therein.

5 Enforceability opinions given by Special Counsel to the Purchasers will be given in reliance on the opinion of Barnes & Thornburg LLP, Indiana counsel for the Obligors.

Exhibit 4.4(b)
(to Note Purchase Agreement)